UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Acuity Brands, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held January 7, 2011

Time:	11:00 a.m. Eastern Time

Date:	January 7, 2011

Place:	Four Seasons Hotel - Ballroom, 75 Fourteenth Street, NE Atlanta, Georgia

Record Date:	Stockholders of record at the close of business on November 10, 2010 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:
(1)    Elect three directors nominated by the Board of Directors for terms that expire at the annual meeting for the 2013 fiscal year and one director for a term that expires at the annual meeting for the 2011 fiscal year;

(2) Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

(3) Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Stockholders Register:	A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,

C. DAN SMITH
Senior Vice President, Treasurer and Secretary
November 22, 2010

YOUR VOTE IS IMPORTANT

IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET, BY TELEPHONE OR BY MAIL (IF YOU REQUESTED AND RECEIVED A PAPER COPY OF THE PROXY CARD). IF YOU WISH TO VOTE BY THE INTERNET OR BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD. IF YOU WISH TO VOTE BY MAIL, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS REGARDING HOW TO REQUEST A PROXY CARD.

WE ENCOURAGE YOU TO VOTE BY ONE OF THESE METHODS, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on January 7, 2011
The proxy statement and annual report are available at http://bnymellon.mobular.net/bnymellon/ayi.

ACUITY BRANDS, INC.
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309

PROXY STATEMENT

The Board of Directors (the “Board”) of Acuity Brands, Inc. (“we,” “our,” “us,” the “Company,” or “Acuity Brands”) is furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders to be held on January 7, 2011. We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2010 Annual Report to Stockholders and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or about November 22, 2010. We anticipate that, for stockholders who previously made a request to receive a paper copy of the proxy materials, a paper copy of the Proxy Statement, 2010 Annual Report to Stockholders and proxy card, and for stockholders who previously made a request to receive email delivery of the proxy materials, a proxy materials email with instructions on how to access our Proxy Statement and 2010 Annual Report to Stockholders and how to vote over the Internet, will first be mailed or emailed on or about November 22, 2010.

All properly executed written proxies, and all properly completed proxies submitted by telephone or the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on November 10, 2010, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 43,056,161 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2010 Annual Meeting of Stockholders. These officers are Vernon J. Nagel, Richard K. Reece and C. Dan Smith.

What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote over the Internet, by telephone, or (if you received a proxy card by mail) by signing and returning a proxy card designating Vernon J. Nagel, Richard K. Reece and C. Dan Smith as proxies to vote on your behalf.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and 2010 Annual Report to Stockholders over the Internet at http://bnymellon.mobular.net/bnymellon/ayi. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, The Bank of New York Mellon, you are a stockholder of record. If your shares are held in the name of your broker or bank, your shares are held in street name.

What is the record date and what does it mean?

November 10, 2010 is the record date for the annual meeting to be held on January 7, 2011. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the four methods described below:

By the Internet.  You may give your voting instructions by the Internet as described in the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive. This method is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive for specific instructions.

By Telephone.  You may give your voting instructions using the toll-free number listed on your proxy card (if you received a proxy card). This method is also available to stockholders who hold shares in the BuyDirect Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card (if you received a proxy card) for specific instructions.

By Mail.  You may sign and date your proxy card (if you received a proxy card) and mail it in the prepaid and addressed envelope enclosed therewith.

In Person.  You may vote in person at the annual meeting.

How do I vote as a street name stockholder?

If your shares are held through a bank or broker, you should receive information from the bank or broker about your specific voting options. If you have questions about voting your shares, you should contact your bank or broker.

If you wish to vote in person at the annual meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank or broker. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person, or legally appoint another proxy to vote on your behalf.

What if I sign and return a proxy card, but do not provide voting instructions?

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on the proxy card, the proxy will be voted for the election of the nominees for director described in this proxy statement and for ratification of the appointment of our independent registered public accounting firm for fiscal year 2011.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by the Internet or by telephone prior to 11:59 p.m. Eastern Time, on January 6, 2011;
•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or
•	voting in person at the annual meeting.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or attend the annual meeting and vote in person?

If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of the independent registered public accounting firm is considered a “routine” matter under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on this matter if the customers do not provide voting instructions. If your brokerage firm votes your shares on this matter because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” The election of directors is not considered a routine matter.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How are abstentions and broker non-votes counted?

Broker non-votes will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to a matter that is not “routine”. Because the election of directors is not considered a “routine” matter for stockholder consideration, the brokers will not have discretionary authority to vote the shares and if you do not instruct your bank or broker how to vote your shares in the election of directors, no votes will be cast on your behalf in the election of directors.

The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

How are votes tabulated?

According to our By-Laws, each of the proposed items will be determined as follows:

Election of Directors:  The election of directors will be determined by a plurality of votes cast.

All other matters:  The voting results of all other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

How are proxies solicited and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on January 7, 2011

The proxy statement and annual report are available at http://bnymellon.mobular.net/bnymellon/ayi.

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS,
GOVERNANCE, AND COMPANY DOCUMENTS

The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

How do I contact the Board of Directors?

Stockholders and other interested parties may communicate directly with the Board or the non-management directors by writing to the Chairman of the Governance Committee and with members of the Audit Committee by writing to the Chairman of the Audit Committee, each in care of Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309. All communications will be forwarded promptly.

Where can I see the Company’s corporate documents and SEC filings?

The following governance documents are available on our website at www.acuitybrands.com under “Corporate Governance.”

•	Certificate of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Statements of Responsibilities of Committees of the Board (Charters of the Committees)
•	Statement of Rules and Procedures of Committees of the Board
•	Code of Ethics and Business Conduct

Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309.

Our SEC filings are available on our website under “SEC Filings” and “Section 16 Filings.”

Our proxy materials and annual report are available on our website under “Annual Report/Proxy.”

How are directors nominated?

The Governance Committee, comprised of all of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance. Directors whose terms expire at the next annual meeting undergo peer and self assessment prior to being nominated for reelection.

When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, and candidates may be identified through the engagement of an outside search firm, recommendations from independent directors or management, and shareholder recommendations. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as manufacturing and distribution technologies and accounting or financial management. Our Corporate Governance Guidelines provide that the Committee should consider diversity when reviewing the appropriate experience, skills, and characteristics required of directors. In evaluating director candidates, the Governance Committee considers the diversity of the experience, skills and characteristics that each candidate brings to the Board and whether the candidate’s background, qualifications and characteristics will complement the overall membership of the Board. The Governance Committee and the Board seeks to have a Board that is diverse in terms of experience across a range of industries and skill sets. In addition, the Board believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Therefore, our Corporate Governance Guidelines prohibit a director from serving on more than six public company boards (including our Board) at one time.

Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Governance Committee and the Chairman of the Board, President, and Chief Executive Officer.

Recommendations for Candidates for Director by Stockholders.  The Governance Committee will consider recommendations for candidates for director from stockholders made in writing and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for candidates for director should provide the same information required for director nominations by stockholders at an annual meeting, as explained below under “Next Annual Meeting—Stockholder Proposals.” On August 25, 2010, the SEC adopted new rules relating to the ability of certain stockholders to nominate directors for election, often referred to as proxy access. These rules are not applicable to our 2010 annual meeting but may provide stockholders with additional procedures for nominating directors commencing with the 2011 annual meeting.

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Board and Committee Membership

The Board has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. Our Statement of Responsibilities of the Committees of the Board contains each Committee’s charter. For information about where to find the charters, see “Questions and Answers about Communications, Governance, and Company Documents.” The table below sets forth the current membership of each of the committees:

Director	Executive	Audit	Compensation	Governance

Vernon J. Nagel	Chairman	—	—	—
Peter C. Browning	—	—	X	X
John L. Clendenin	—	X	—	X
George C. Guynn	—	X	—	X
Gordon D. Harnett	—	—	X	X
Robert F. McCullough	X	Chairman	—	X
Julia B. North	—	—	X	X
Ray M. Robinson	X	—	Chairman	X
Neil Williams	X	X	—	Chairman

During the fiscal year ended August 31, 2010, the Board met four times. Directors attended 100% of the total meetings held by the Board and any committee on which the director served during the fiscal year. We typically expect that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.

At each regular quarterly Board meeting, the Board meets without management present. Non-management director sessions are led by the Chairman of the Governance Committee.

The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by Delaware Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee did not meet during the 2010 fiscal year.

The Audit Committee is responsible for matters pertaining to our auditing, internal control, and financial reporting, as set forth in the Committee’s report (see “Report of the Audit Committee”) and in its charter. Each member of the Committee is independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange. Each quarter, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditor, and with the chief financial officer and the general counsel of our lighting business, without other management present. The Board has determined that Messrs. Clendenin, Guynn and McCullough satisfy the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the New York Stock Exchange. The Committee held six meetings during the 2010 fiscal year.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter. At most regularly scheduled meetings, the Compensation Committee meets privately with an independent compensation consultant without management present. Annually, the Compensation Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities. Each member of the Committee is independent under the listing standards of the New York Stock Exchange and is an outside director under Section 162(m) of the Internal Revenue Code (the “Code”) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee held five meetings during the 2010 fiscal year.

The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board. The Committee’s responsibilities, as set forth in its charter, include recommending

Corporate Governance Guidelines, recommending the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, a periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail above under “Questions and Answers about Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the New York Stock Exchange. The Committee held four meetings during the 2010 fiscal year.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2010 were Ray M. Robinson, Chairman, Peter C. Browning, Gordon D. Harnett, and Julia B. North. None of these individuals are or ever have been our officers or employees. During the 2010 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or our other directors are affiliated.

COMPENSATION OF DIRECTORS

Non-Employee Directors

We provide each non-employee director with an annual director fee, which includes meeting fees for a specified number of Board and committee meetings. The program is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for a company of our size and scope;
•	compensation should align directors’ interests with the long-term interests of stockholders; and
•	the structure of the compensation should be simple, transparent, and easy for stockholders to understand.

Annual Director Fees

In fiscal 2010, each non-employee director received an annual director fee in the amount of $130,000, which included the meeting fees for the first five Board meetings and the first five meetings attended for each committee, and an additional fee of $5,000 for serving as chairman of a committee. Non-employee directors received $2,000 for each Board meeting attended in excess of five Board meetings per year and $1,500 for each committee meeting attended in excess of five committee meetings of each committee per year. Fifty percent of the annual director fee, or $65,000, is required to be deferred under the terms of the deferred compensation plan described below, and the remaining fees can be deferred at the election of the director.

Directors who are employees receive no additional compensation for services as a director or as a member of a committee of our Board.

The Board has not approved any changes to non-employee director compensation for fiscal 2011.

Deferred Compensation Plan

Non-employee directors are required to defer one-half of their annual director fee and can elect to defer the remaining portion of the annual director fee and any chairman or meeting fees pursuant to a deferred compensation plan for non-employee directors. The deferred amounts can be invested in deferred stock units to be paid in shares at retirement from the Board or credited to an interest-bearing account to be paid in cash at retirement from the Board. Dividend equivalents on deferred stock units are credited to the interest-bearing account.

Stock Ownership Requirement

Each non-employee director has been subject to a stock ownership requirement that requires the director to attain ownership in Acuity Brands common stock valued at two times the expected annual director fee. For purposes of the ownership requirement, deferred stock units are counted toward the ownership requirement. See “Beneficial Ownership of the Company’s Securities.”

Director Compensation for Fiscal 2010

The following table sets forth information concerning the fiscal 2010 compensation of our non-employee directors:

	Fees Earned	Stock
	or Paid in Cash	Awards	Total
Name	($)(1)	($)(2)(3)	($)(4)

Peter C. Browning	$132,000	$–0–	$132,000
John L. Clendenin	132,000	–0–	132,000
George C. Guynn	133,500	–0–	133,500
Gordon D. Harnett	132,000	–0–	132,000
Robert F. McCullough	140,000	–0–	140,000
Julia B. North	132,000	–0–	132,000
Ray M. Robinson	138,500	–0–	138,500
Neil Williams	140,000	–0–	140,000

(1)	The fees earned in 2010 were paid as follows:

	Paid as Compensation Deferred
	to Stock Units
Name	$	#	Paid in Cash

Peter C. Browning	$65,000	1,671	$67,000
John L. Clendenin	132,000	3,403	–0–
George C. Guynn	65,000	1,671	68,500
Gordon D. Harnett	132,000	3,403	–0–
Robert F. McCullough	65,000	1,671	75,000
Julia B. North	67,000	1,732	65,000
Ray M. Robinson	65,000	1,671	73,500
Neil Williams	65,000	1,671	75,000

(2)	No stock awards were granted to non-employee directors during fiscal year 2010.

(3)	The aggregate number of outstanding stock awards at August 31, 2010 was 152 for Mr. Guynn and 393 for Mr. Harnett. The aggregate numbers of outstanding option awards at August 31, 2010 were 7,260 for Mr. Browning, 21,484 for Mr. Clendenin, 5,445 for Mr. McCullough, 5,445 for Ms. North, 7,568 for Mr. Robinson, and 11,198 for Mr. Williams. For fiscal year 2008 and 2009, respectively, the Company granted Mr. Guynn and Mr. Harnett restricted stock in connection with their initial appointment to the Board. Prior to January 2007, we granted the non-employee directors stock options for the purchase of 1,500 shares of common stock on the day of the annual meeting. The options vested after one year, are exercisable for ten years and expire at the earlier of ten years from the date of grant or three years following retirement from the Board.

(4)	The only perquisite received by directors is a Company match on charitable contributions. The maximum match in any fiscal year is $5,000 and, therefore, is not required to be included in the table.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of our common stock as of November 10, 2010, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock.

	Shares of Common	Percent	Share Units Held
	Stock Beneficially	of Shares	in Company
Name	Owned(1)(2)(3)	Outstanding(4)	Plans(5)

Mark A. Black	74,696	*	–0–
Peter C. Browning	6,445	*	18,063
John L. Clendenin	29,247	*	49,194
George C. Guynn	457	*	4,928
Gordon D. Harnett	1,590	*	7,543
Robert F. McCullough	6,445	*	15,257
Vernon J. Nagel	936,357	2.1%	–0–
Julia B. North	6,445	*	22,597
Jeremy M. Quick	72,126	*	–0–
Richard K. Reece	217,077	*	–0–
Ray M. Robinson	6,445	*	27,774
C. Dan Smith	20,106	*	–0–
Neil Williams	20,361	*	23,550
All directors and executive officers as a group (13 persons)	1,397,797	3.2%	168,906
Artisan Partners Holdings LP (6)	5,452,799	12.7%	N/A
FMR LLC (7)	5,001,694	11.6%	N/A
M&G Investment Management Ltd. (8)	3,287,363	7.6%	N/A
BlackRock, Inc. (9)	3,169,194	7.4%	N/A
T. Rowe Price Associates, Inc. (10)	2,732,350	6.3%	N/A

*	Represents less than one percent of our common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)	Includes shares that may be acquired within 60 days of November 10, 2010 upon the exercise of employee and director stock options, as follows: Mr. Black, 15,250 shares; Mr. Browning, 5,445 shares; Mr. Clendenin, 19,361 shares; Mr. Guynn, 0 shares; Mr. Harnett, 0 shares; Mr. McCullough, 5,445 shares; Mr. Nagel, 698,988 shares; Ms. North, 5,445 shares; Mr. Quick, 41,102 shares; Mr. Reece, 118,256 shares; Mr. Robinson, 5,445 shares; Mr. Smith, 1,184 shares; Mr. Williams, 9,075 shares; and all current directors and executive officers as a group, 924,996 shares.

(3)	Includes time-vesting restricted shares granted under our Long-Term Incentive Plan, portions of which vest in January 2011 and 2012, March 2011 and 2012, April 2011, 2012, and 2013, October 2011, 2012, 2013, and 2014, and November 2011. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Black 34,017 shares; Mr. Guynn, 152 shares; Mr. Harnett, 393 shares; Mr. Nagel, 110,070 shares; Mr. Quick, 16,519 shares; Mr. Reece, 53,647 shares; Mr. Smith, 11,344 shares; and all executive officers as a group, 226,142 shares.

(4)	Based on aggregate of 43,056,161 shares of Acuity Brands common stock issued and outstanding as of November 10, 2010.

(5)	Includes share units held by non-employee directors in the Nonemployee Directors’ Deferred Compensation Plan and share units held by executive officers in the deferred compensation plan. Share units are considered for purposes of compliance with the Company’s share ownership requirement.

(6)	This information is based on a Schedule 13G/A filed with the SEC by Artisan Partners Holdings LP, 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202, on February 11, 2010 containing information as of December 31, 2009.

(7)	This information is based on a Schedule 13G/A filed with the SEC by FMR LLC, 82 Devonshire Street, Boston, Massachusetts 02109, on April 12, 2010 containing information as of March 31, 2010.

(8)	This information is based on a Schedule 13G/A filed with the SEC by M & G Investment Management Ltd., Governor’s House, Laurence Pountney Hill, London, UK, EC4R 0HH, on February 4, 2010 containing information as of December 31, 2009.

(9)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 40 East 52nd Street, New York, New York 10022, on January 20, 2010 containing information as of December 31, 2009.

(10)	This information is based on a Schedule 13G/A files with the SEC by T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland 21202, on February 12, 2010 containing information as of December 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, officers and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC, the New York Stock Exchange, and us. All filings were timely in fiscal 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.

We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies.

Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. We annually request each director to verify and update the following information:

•	a list of entities where the director is an employee, director, or executive officer;
•	each entity where an immediate family member of a director is an executive officer;
•	each entity in which the director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and
•	each charitable or non-profit organization where the director or an immediate family member is an employee, executive officer, director or trustee.

We compile a list of all such persons and entities and it has been reviewed and updated, we distribute it within the Company to identify potential transactions through comparison to ongoing transactions, along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.

In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics requires directors and employees to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Audit Committee may grant a written waiver for certain activities, relationships or situations that would otherwise violate the Code of Ethics, after the director or employee has disclosed in writing to the Audit Committee all relevant facts and information concerning the matter.

Pursuant to our Corporate Governance Guidelines and Statement of Responsibilities of Committees of the Board, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Chairman of the Board prior to accepting membership on any other public company board.

Management also follows additional procedures to identify related party transactions. These procedures are not evidenced in writing, but are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees.

With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

The Board is responsible for supervising the management of the Company. The Board has determined that all of its current members, except Vernon J. Nagel, the Chairman, President, and Chief Executive Officer, have no material relationship with the Company, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in our Governance Guidelines (available on our website at www.acuitybrands.com under “Corporate Governance”), and a finding of no other material relationships.

The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at nine.

The terms for three of our directors, Gordon D. Harnett, Robert F. McCullough, and Neil Williams, expire at this annual meeting. Messrs. Harnett, McCullough and Williams have been nominated for re-election at the annual meeting. If elected, Messrs. Harnett, McCullough, and Williams will hold office for three-year terms expiring at the annual meeting for fiscal year 2013 or until their successors are elected and qualified.

In addition, although John L. Clendenin’s term does not expire until the annual meeting for fiscal year 2011, Mr. Clendenin has decided to retire from the Board as of this annual meeting. To fill the vacancy created by Mr. Clendenin’s retirement, the Board has nominated Norman H. Wesley for election as a director for the class of directors whose term expires as the annual meeting for fiscal year 2011. He was identified as a candidate by a third party search firm and was nominated and vetted in accordance with our Corporate Governance Guidelines. Mr. Wesley will stand for election at the upcoming annual meeting. If elected, he will hold office until the annual meeting for fiscal year 2011 or until his successor is elected and qualified.

Our Corporate Governance Guidelines provide that directors will not be nominated for election after their 72nd birthday and are expected to offer to resign as of the annual meeting following their 72nd birthday. The term of Mr. Williams, who is 74 years old, expires at this annual meeting. After due consideration, the Board determined that it was in the best interests of the Company and its stockholders to waive this provision of the Corporate Governance Guidelines to allow the Board to nominate Mr. Williams as a director for election after his 72nd birthday. The Board determined, in its discretion, that the Company and the Board should continue to benefit from Mr. Williams’ leadership. The waiver was adopted in October 2010.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

Three of the director nominees listed below are currently directors of the Company. One of the director nominees, Mr. Wesley, is not a current director of the Company. Following is a brief summary of each director nominee’s business experience and qualifications, other public company directorships held, and membership on the standing committees of the Board of the Company, if applicable.

Director Nominees for Terms Expiring at the 2013 Annual Meeting

GORDON D. HARNETT

•	67 years old
•	Director since January 2009
•	Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc. from 1991 until May 2006
•	Senior Vice President of The B.F. Goodrich Company (“Goodrich”) from 1988 to 1991; President and Chief Executive Officer of Tremco Inc., a wholly owned subsidiary of Goodrich, from 1982 to 1988; series of senior executive positions with Goodrich from 1977 to 1982
•	Director: EnPro Industries, Inc., The Lubrizol Corporation, and PolyOne Corporation
•	Previous Directorships: Brush Engineered Materials, Inc.
•	Member of the Compensation and Governance Committees of the Board
•	Mr. Harnett’s knowledge of the manufacturing industry, leadership experience from serving as Chairman and Chief Executive Officer of a multinational corporation and broad understanding of international operations gained through senior leadership positions, qualify him to serve as a director of our Board
•	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2013

ROBERT F. McCULLOUGH

•	68 years old
•	Director since March 2003
•	Former Chief Financial Officer of Invesco Ltd. (formerly AMVESCAP PLC), from April 1996 to May 2004, and Senior Partner from May 2004 until he retired in December 2006
•	Joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until April 1996
•	Certified Public Accountant
•	Member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants
•	Director: Primerica, Inc. and Schweitzer-Mauduit International, Inc.
•	Previous Directorships: Comverge, Inc. and Mirant Corporation
•	Chairman of the Audit Committee and a member of the Executive and Governance Committees of the Board
•	Mr. McCullough’s expertise in accounting, financial controls and financial reporting, experience consulting on areas related to strategic planning and service on other public company boards, including having served as the chairman of several audit committees, qualify him to serve as a director of our Board
•	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2013

NEIL WILLIAMS

•	74 years old
•	Director since December 2001
•	General Counsel of Invesco Ltd. (formerly AMVESCAP PLC), from October 1999 until his retirement in December 2002
•	Partner with the law firm Alston & Bird LLP and its predecessors from 1965 to October 1999 and served as managing partner from 1984 to 1996
•	Vice Chairman and Trustee of The Duke Endowment, Charlotte, North Carolina
•	Non-Executive Chairman and Director of Invesco Mortgage Capital, Inc.
•	Previous Directorships: NDCHealth Corporation
•	Chairman of the Governance Committee and a member of the Executive and Audit Committees of the Board
•	Mr. Williams’ extensive experience as a practicing lawyer counseling companies on corporate finance and mergers and acquisitions transactions, expertise on governance issues, service on other public company boards, and management experience gained through managing an international law firm and as general counsel of a global business enterprise, qualify him to serve as a director of our Board
•	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2013

Director Nominee for Term Expiring at the 2011 Annual Meeting

NORMAN H. WESLEY

•	60 years old
•	Nominated for election as a Director to the Board to be effective at the Annual Meeting for Fiscal Year 2010
•	Chairman of Fortune Brands, Inc. (“Fortune”) from December 1999 until September 2008; served as Chief Executive Officer from December 1999 to December 2007; also served in a series of senior executive positions with Fortune from 1984 to 1999
•	Director: ACCO Brands Corporation, Fortune Brands, Inc., and Pactiv Corporation
•	Previous Directorships: R.R. Donnelly & Sons Company
•	Mr. Wesley’s operational and strategic expertise from his more than 20 years of experience as a senior executive, including eight years of experience as Chairman and Chief Executive Officer of a multinational corporation with various brands serving multiple sales channels, as well as his service on other public company boards, qualify him to serve as a director of our Board
•	If elected, one-year term expires at the Annual Meeting for Fiscal Year 2011

The Board of Directors recommends that you vote FOR the four director nominees.

Directors with Terms Expiring at the 2011 or 2012 Annual Meetings

The directors listed below will continue in office for the remainder of their terms in accordance with our By-Laws.

PETER C. BROWNING

•	69 years old
•	Director since December 2001
•	Lead Director of Nucor Corporation since 2006
•	Non-executive Chairman of Nucor Corporation from September 2000 to 2006
•	Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from March 2002 to May 2005
•	Executive of Sonoco Products Company 1993 to 2000. Last served as President and Chief Executive Officer from 1998 to July 2000
•	Chairman and CEO of National Gypsum 1990 to 1993
•	Director: EnPro Industries, Inc., Lowe’s Companies, Inc., and Nucor Corporation
•	Previous Directorships: Wachovia Corporation and The Phoenix Companies, Inc.
•	Member of the Compensation and Governance Committees of the Board
•	Mr. Browning’s operational and strategic expertise from his experience as the Chief Executive Officer of two public companies servicing individual and consumer businesses, significant corporate governance knowledge from extensive service on other public company boards, and familiarity with issues facing the manufacturing industry gained from senior leadership positions and board service, qualify him to serve as a director of our Board
•	Term expires at the Annual Meeting for Fiscal Year 2011

GEORGE C. GUYNN

•	67 years old
•	Director since March 2008
•	President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1995 through 2006 and Chief Operating Officer from 1983 through 2005
•	Director: Genuine Parts Company, Oxford Industries, Inc., and John Wieland Homes and Neighborhoods, Inc.
•	Trustee: Ridgeworth Investments and GenSpring Growth Capital
•	Advisory Board member of ING Americas
•	Member of the Audit and Governance Committees of the Board
•	Mr. Guynn’s significant financial and accounting knowledge, deep understanding of economic trends impacting the U.S. and global economy and our industry, experience with governmental relations and regulatory issues, and service on other public company boards, including extensive service on the audit committees of other public companies, qualify him to serve as a director of our Board
•	Term expires at the Annual Meeting for Fiscal Year 2012

VERNON J. NAGEL

•	53 years old
•	Director since January 2004
•	Chairman and Chief Executive Officer of the Company since September 2004; President since August 2005
•	Vice Chairman and Chief Financial Officer from January 2004 through August 2004, and Executive Vice President and Chief Financial Officer from December 2001 to January 2004
•	Certified Public Accountant (inactive)
•	Serves on the Governance Board of the National Electrical Manufacturers Association
•	Chairman of the Executive Committee of the Board
•	Mr. Nagel’s knowledge of our opportunities and challenges gained through his day-to-day leadership as our Chief Executive Officer, his unique understanding of our strategies and operations and his extensive financial and accounting expertise gained through his senior leadership positions with the Company, qualify him to serve as a director of our Board
•	Term expires at the Annual Meeting for Fiscal Year 2012

JULIA B. NORTH

•	63 years old
•	Director since June 2002
•	President and Chief Executive Officer of VSI Enterprises, Inc., a Georgia-based manufacturer of video conferencing systems, from November 1997 to July 1999
•	Held various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services, presiding over BellSouth’s largest business unit
•	Director: Community Health Systems, Inc. and NTELOS Holding Corp.
•	Previous Directorships: Simtrol, Inc., Winn-Dixie Stores, Inc., and MAPICS, Inc.
•	Member of the Compensation and Governance Committees of the Board
•	Ms. North’s operational expertise in marketing and consumer service gained through senior executive positions, service as a director on other public company boards, and experience across a wide range of complex industries, including at companies with large labor intensive-workforces, qualify her to serve as a director of our Board
•	Term expires at the Annual Meeting for Fiscal Year 2012

RAY M. ROBINSON

•	62 years old
•	Director since December 2001
•	Non-executive Chairman of Citizens Trust Bank since May 2003
•	President of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and President Emeritus since December 2005
•	Vice Chairman of Atlanta’s East Lake Community Foundation since January 2005 and Chairman from November 2003 until January 2005
•	President of the Southern Region of AT&T Corporation from 1996 to May 2003
•	Director: Aaron’s Inc., American Airlines, Avnet, Inc., Citizens Trust Bank (trading as Citizens Bancshares), and RailAmerica, Inc.
•	Previous Directorships: Choicepoint Inc. and Mirant Corporation
•	Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board
•	Mr. Robinson’s extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community, qualify him to serve as a director of our Board
•	Term expires at the Annual Meeting for Fiscal Year 2011

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, a proposal will be presented to ratify the appointment of Ernst & Young LLP (“E&Y”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2011. E&Y has performed this function for us since 2002. One or more representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2010 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Company’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Company’s internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal controls.

The Audit Committee received from E&Y the required written disclosures and the letter from E&Y regarding their independence and the report regarding the results of their integrated audit. In connection with its review of the financial statements and the auditors’ required communications and reports, the members of the Audit Committee discussed with a representative of E&Y their independence, as well as the following:

•	the auditors’ responsibilities in accordance with generally accepted auditing standards;
•	the initial selection of, and whether there were any changes in, significant accounting policies or their application;
•	all material alternative accounting treatments under U.S. Generally Accepted Accounting Principles;
•	other information in documents containing audited financial statements;
•	management’s significant judgments and accounting estimates;
•	whether there were any significant audit adjustments;
•	whether there were any disagreements with management;
•	whether there was any consultation with other accountants;
•	whether there were any major issues discussed with management prior to the auditors’ retention;
•	whether the auditors encountered any difficulties in performing the audit; and
•	the auditors’ judgments about the quality of the Company’s accounting policies.

Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010 for filing with the SEC.

AUDIT COMMITTEE

Robert F. McCullough, Chairman
John L. Clendenin
George C. Guynn
Neil Williams

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2010 and 2009:

	2010	2009

Fees Billed:
Audit Fees	$2,097,161	$1,897,331
Audit-Related Fees	98,000	98,609
Tax Fees	116,000	105,505

Total	$2,311,161	$2,101,445

Audit Fees include fees for services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports. Audit fees also include fees associated with rendering an opinion on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees in 2010 also include fees for services rendered in connection with our debt offering.

Audit-Related Fees include amounts billed to us primarily for the annual audits of our defined contribution plans.

Tax Fees include amounts billed to us primarily for international tax compliance in 2010 and 2009.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors—Directors with Terms Expiring at the 2011 or 2012 Annual Meetings.”

Other executive officers as of the date of the Proxy Statement are:

Name and Principal Business Affiliations

RICHARD K. REECE

•	54 years old
•	Executive Vice President of the Company since September 2006; Senior Vice President from December 2005 to September 2006; and Chief Financial Officer since December 2005
•	Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005
•	President of Belden’s Communications Division from June 1999 to April 2002
•	Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999
•	Certified Public Accountant
•	Member of the American Institute and the Texas Society of Certified Public Accountants
•	Serves on the Board of the National Association of Manufacturers

MARK A. BLACK

•	49 years old
•	Executive Vice President of Acuity Brands Lighting, Inc. since December 2007
•	Senior Vice President, Acuity Business Systems for Acuity Brands, Inc. from September 2006 until December 2007
•	Independent consultant for ‘Lean’ principles and implementation from September 2003 until August 2006
•	President of CPM, Inc. from December 2000 until August 2003
•	Vice President of Operations and Corporate Officer of WPT Inc. from May 1997 through January 2000

JEREMY M. QUICK

•	52 years old
•	Executive Vice President and Chief Financial Officer of Acuity Brands Lighting, Inc. since December 2004
•	Executive Vice President, Operations Climate Controls of Invensys PLC from December 2002 through December 2004
•	Vice President, Finance, Energy Services Division of Invensys PLC from 1998 through 2002
•	Vice President, Finance, Oldcastle Glass Division of CRH PLC from 1995 through 1998
•	Chartered Accountant (UK)

C. DAN SMITH

•	45 years old
•	Senior Vice President, Treasurer and Secretary of Acuity Brands, Inc. since January 2010
•	Vice President, Treasurer and Secretary of Acuity Brands, Inc. from January 2008 until January 2010
•	Vice President and Treasurer of Acuity Brands, Inc. from December 2001 until January 2008
•	Assistant Treasurer of NSI from 1997 until November 2001
•	Serves on the Board of the Jim H. McClung Lighting Research Foundation

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement for fiscal 2010 for filing with the SEC.

The Compensation Committee

Ray M. Robinson, Chairman
Peter C. Browning
Gordon D. Harnett
Julia B. North

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes the material elements of the fiscal 2010 compensation program for the executive officers named in the Summary Compensation Table, who are called the named executive officers. We first provide an executive summary. We then give a business update for fiscal 2010, and describe our executive compensation philosophy, the overall objectives of our compensation program and each element of compensation that we provide. We also describe the key factors the Compensation Committee considered in determining fiscal 2010 compensation for the named executive officers.

For fiscal 2010, our named executive officers are:

•	Vernon J. Nagel, Chairman, President and Chief Executive Officer of Acuity Brands, Inc.;
•	Richard K. Reece, Executive Vice President and Chief Financial Officer of Acuity Brands, Inc.;
•	Mark A. Black, Executive Vice President of Acuity Brands Lighting, Inc.;
•	Jeremy M. Quick, Executive Vice President and Chief Financial Officer of Acuity Brands Lighting, Inc.; and
•	C. Dan Smith, Senior Vice President, Treasurer and Secretary of Acuity Brands, Inc.

Executive Summary

Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles and shareholder interests and concerns. The core of our executive compensation philosophy continues to be to “pay for performance.”

Despite the challenges of the economy over the past few years, fiscal 2010 proved to be a solid year for us financially. We exceeded our target objectives for adjusted earnings per share, adjusted operating profit, adjusted operating profit margin, and adjusted cash flow, the key performance measures under our annual and long-term incentive awards. In making compensation decisions, the Compensation Committee took into account these performance measures as well as a number of other factors, including:

•	Return on stockholders’ equity in excess of cost of capital;
•	Solid execution of our annual business plan and progress on achieving key strategic goals, such as the introduction of new, more energy-efficient products and services, as well as investments in areas representing growth potential, such as energy-efficient lighting luminaries, controls and solutions;
•	Continued focus on leadership development and performance management processes; and
•	Positive results on total shareholder return (“TSR”) versus external benchmarks, e.g., 1, 3 and 5-year total shareholder returns above the Dow Jones U.S. Electrical Components & Equipment Index and the Standard & Poor’s 400, 500, and 600 Indexes.

When looking at our performance over the longer term, we have achieved a five-year annualized total return of 11%, compared to 2% for the S&P Midcap 400 Index and 1% for the Dow Jones U.S. Electrical Components & Equipment Index over the same period. In addition, we achieved a five-year compounded annualized growth rate in diluted earnings per share from continuing operations of 27%.

Based on this comprehensive performance assessment, and combined with a review of the economic environment and competitive landscape, the Compensation Committee made the following key compensation decisions for our named executive officers:

•	Base salaries for fiscal 2010 were increased for only two named executive officers to recognize the assumption of additional responsibilities, and no base salary increases were approved for fiscal 2011;
•	Annual incentive awards to named executive officers were paid at approximately 200% of target based on the fiscal 2010 performance goals previously approved by the Compensation Committee, adjusted for their individual performance factor;
•	Long-term incentive awards (granted in October 2010 based upon fiscal 2010 performance) were approved at approximately 130% of target and were granted in the form of one-third in stock options and two-thirds in restricted stock, which the Committee believed offered a total long-term equity incentive opportunity aligned with shareholder interests with the appropriate balance of risk, long-term company stock price performance and retention; and

•	A special equity award (granted in October 2010) in the form of one-third stock options and two-third restricted stock was made to Mr. Reece, our Executive Vice President and Chief Financial Officer, to recognize his performance and contributions related to certain key strategic growth initiatives, particularly those associated with acquisition activities, in fiscal 2010.
•	A special equity award (granted in October 2010) in the form of one-third in stock options and two-thirds in restricted stock was made to Mr. Smith, our Treasurer and Secretary, in recognition of his promotion to Senior Vice President and assumption of additional job responsibilities in fiscal 2010.

The Compensation Committee undertook its annual risk assessment of our compensation program for fiscal 2010. The Committee concluded that the program does not encourage management to take excessive risks that may have a material impact on the Company, and that the program serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules and significant stock ownership requirements.

Business Update

Market conditions remained challenging in fiscal 2010. New U.S. non-residential construction, a primary market for us, declined approximately 15% compared to the prior year due to weak economic conditions, including high unemployment, declining property values and restrictive credit standards for commercial and industrial development. Despite these challenges, fiscal 2010 net sales declined a modest 2% compared with fiscal 2009. Factors contributing to our favorable performance as compared to the overall market include the sales growth from acquisitions and of certain product groups such as lighting control devices and more energy-efficient luminaries, expansion in certain geographies where selling representation was enhanced, and continued penetration in certain channels such as renovation and traditional distributor stock and flow.

For fiscal 2010, net sales were $1.63 billion. Consolidated adjusted operating profit margin, excluding the special charge for streamlining activities ($8.4 million), was 10.2%. Excluding the after-tax impact of the special charge ($5.5 million) and the after-tax cost associated with refinancing our bonds early ($6.8 million), adjusted income from continuing operations was $91.3 million, or $2.08 per diluted share.

We generated over $160 million in net cash provided by operating activities. Cash and cash equivalents at fiscal year end totaled $191 million, an increase of $172 million since the beginning of the fiscal year. For fiscal 2010, the Company generated $139 million in free cash flow (defined as net cash provided by operating activities less purchases of property, plant, and equipment). Fiscal 2010 is the sixth out of the last seven years where we have generated more free cash flow than our net income. Additionally, during fiscal 2010, net proceeds from debt refinancing activities provided $109 million, partially offset by payments of $23 million for acquisitions and strategic investments, $23 million for dividends to stockholders, and $36 million for stock repurchases. During the year, we repurchased over 1 million shares, or 2%, of our outstanding common stock.

On the strategic front, we accomplished a number of items in fiscal 2010. We introduced over 100 new products, consistent with our record setting pace in 2009. Accelerating the introduction of new, more energy efficient products and services has been a key contributor to our improved margins over the last few years and is one of the cornerstones of our growth strategy going forward. We continued our expansion into new markets, such as renovation, and increased our penetration of important channels, such as home improvement, which helped to offset some of the market decline in certain commercial and industrial markets. We made strides in enhancing product quality, improving delivery, and driving productivity throughout the company. We also strengthened our presence in the growing lighting controls market. We continued to invest in a number of areas representing growth potential, including more innovative and energy-efficient lighting luminaires, controls and software and in extending our market presence in the growing renovation sector.

Compensation Design and Philosophy

The executive compensation program is designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;
•	Provide rewards to executives who create value for stockholders;
•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and
•	Provide a framework for the fair and consistent administration of pay policies.

We compensate management and other key associates through a combination of base salary and variable incentive compensation, typically based on Company performance. To create a “pay for performance” environment, total compensation is comprised of a base salary, generally targeted to be at median (or lower, as in the case of Mr. Nagel), plus significant at-risk performance-based variable annual and long-term incentive compensation. Our executive compensation program historically has been guided by the following principles, which are intended to support our “pay for performance” philosophy:

•	Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;
•	An appropriate balance should be struck between the focus on achievement of short-term goals and the focus on encouraging long-term growth of the company so as to appropriately balance risk;
•	Compensation should generally increase with position and responsibility, and total compensation should be higher for individuals with greater responsibility and a greater ability to influence the Company’s results, with a corresponding increase in the percentage of total compensation linked to performance; and
•	Management should focus on the long-term interests of all stakeholders, including stockholders.

Going beyond our senior management, we encourage a “pay for performance” philosophy for all of our salaried associates. Each year we put in place an incentive plan for these associates with performance goals that are structured similarly to those for our Annual Incentive Plan.

Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be a premier industrial company capable of consistently delivering long-term upper quartile financial performance. We define upper quartile performance using specific metrics, including:

•	Annual growth in earnings per share of 15% or greater;
•	Operating profit margins of at least 12%;
•	Return on stockholders’ equity of 20% or better; and
•	Generation of cash flow from operations less capital expenditures in excess of net income.

As we believe there should be a strong relationship between executive compensation and the creation of value for stockholders, we structure our incentive compensation arrangements to pay upper quartile compensation for upper quartile performance.

In implementing our compensation philosophy, we emphasize the significant amount of risk factored into the total direct compensation mix (base salary and annual and long-term incentive awards) of our named executive officers with expectations for sustained long-term upper quartile Company performance. This places each executive officer’s total direct compensation opportunity subject to considerable leverage—medium fixed pay in the form of base salary and a wide range of possible outcomes with respect to annual and long-term incentive compensation driven by performance. An example of this strategy is the compensation opportunity of our chief executive officer. Mr. Nagel’s base salary has remained at the same level since 2004, which is well down into the lowest quartile of the peer group described below. At the same time, Mr. Nagel’s annual incentive target and long-term incentive award target are structured to provide an opportunity for him to earn total short and long-term compensation at the upper quartile of competitive compensation as compared to the peer group, if targeted levels of performance are achieved. Because we review our business plans annually and we have significant ownership requirements for our executives, we believe that we have an appropriate balance of incentives while limiting excessive risk taking.

Compensation Risk Analysis

Because performance-based incentives play a large role in our overall executive compensation program, including our executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation Committee considers risk in designing the compensation program with the goal of appropriately balancing short-term incentives and long-term performance. We address this in several ways.

•	The various financial performance measures that are set under our annual incentive plan and long-term incentive plan are balanced and based upon budgeted levels that are reviewed and approved by the board and that we believe are challenging and yet attainable without the need to take inappropriate risks or make material changes to our business or strategy.
•	Awards under the long-term incentive plan are made in the form of equity grants that vest over time. We believe the three and four year vesting of the equity awards mitigates against unnecessary or excessive risk taking.
•	The Annual Incentive Plan and the Long-Term Incentive Plan have maximum payout limitations for each participant and on the total amount of payments to all eligible employees in a fiscal year.
•	Because the value of the equity awards are best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines (described below), we believe this encourages a long-term growth mentality among our executives and aligns their interests with those of our stockholders.

After reviewing with management the design of our compensation programs, the Compensation Committee concluded that our compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules and significant stock ownership requirements.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage outside advisors at our expense. In fiscal 2010, the Compensation Committee engaged the compensation consulting firm of Towers Perrin to advise the Committee regarding compensation of our executive officers, and other compensation-related matters such as benefit plans. Towers Perrin became Towers Watson in January 2010, and Pay Governance LLC was spun-off from Towers Watson in July 2010. As of July 2010, Pay Governance was the consultant engaged by the Compensation Committee.

The Compensation Committee periodically approves an engagement letter that describes the duties to be performed by the consultant and the related costs. Under the terms of existing engagement letters, Towers performed the following services for the Compensation Committee in fiscal 2010, in addition to preparation for and attendance at meetings of the Compensation Committee:

•	Provided market pricing analysis for the chief executive officer;
•	Reviewed the draft proxy statement and provided drafting input and disclosure suggestions; and
•	Throughout the year, provided the Compensation Committee with assistance and support on various issues, including updates related to evolving governance trends.

The chairman of the Compensation Committee may make additional requests of the compensation consultant during the year on behalf of the Committee.

During fiscal 2010, Towers provided additional consulting services to us, including ongoing investment advice and performance reporting for our domestic qualified defined benefit and defined contribution plans. A separate working group within Towers performed work on our employee benefits plans. During fiscal 2010, the Compensation Committee was regularly informed of the additional consulting work performed by Towers outside the purview of the engagement letters, and is regularly updated on the corresponding fees paid to Towers. Fees billed by Towers during fiscal 2010 totaled $119,000, which included $39,000 for consulting services to the Compensation Committee for executive compensation matters and $80,000 for consulting services for investment advice and performance reporting for our domestic qualified defined benefit and defined contribution plans.

Pay Governance provides no additional consulting services to us.

Market Data

The Compensation Committee annually compares the various elements of our executive compensation program with respect to the chief executive officer in order to evaluate compensation levels relative to that of the market and our competitors through the use of publicly available market surveys and total compensation studies and long-term incentive compensation analyses. In fiscal 2010, the Committee requested that Towers perform this comparison, and Towers provided compensation data for purposes of the chief executive officer’s compensation review. The Compensation Committee performs similar comparisons for our other executive officers periodically, though it did not engage Towers to perform such a comparison for our other executive officers in fiscal 2010.

In each case, the total sample of survey participants was narrowed to include only those companies of comparable-size.

For purposes of analyzing the chief executive officer’s compensation, at the request of the Compensation Committee, Towers compiled a list of recommended peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent. Towers developed a list of recommended peer companies based upon an assessment of each company’s annual revenues, market capitalization, one-year and three-year levels of historical profitability, and one-year and three-year levels of historical total shareholder returns. The Compensation Committee reviewed the recommendations of the consultant and approved the list of peer companies. The following list of 17 companies comprising the peer group were selected to represent a diverse, general industry composite including consumer products, industrial manufacturing, and/or wholesale/retail trade companies with size and financial characteristics generally comparable to the Company:

Actuant Corporation	MEMC Electronic Materials, Inc.
AMETEK Inc.	Phillips-Van Heusen Corporation
Belden Inc.	Ralcorp Holdings, Inc.
The Brinks Company	Roper Industries, Inc.
Columbia Sportswear Company	Steelcase, Inc.
Cooper Industries, Ltd.	Thomas & Betts Corporation
Graco Inc.	The Toro Company
Hubbell Incorporated	Tupperware Brands Corporation
Lincoln Electric Holdings, Inc.

Two companies that had been part of the peer group in fiscal 2009, AK Steel Holding Corporation and Western Digital Corporation, were removed from the 2010 peer group. Towers recommended and the Compensation Committee agreed that they were no longer an appropriate comparison in terms of industry and revenue.

In order to understand general compensation levels relative to the market and our competitors for our other executive officers, management engaged Hay Group to perform a similar compensation analysis for fiscal 2010. Management instructed Hay Group to use the same 17 peer companies approved by the Compensation Committee and described above for the analysis. The chief executive officer considers this market data in making compensation recommendations to the Compensation Committee with respect to the named executive officers (other than himself).

General Compensation Levels

The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. The annual and long-term incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met. In addition, the Compensation Committee retains the discretion to make awards outside of these parameters if it determines that a discretionary award is appropriate based on various performance-related facts and circumstances for the fiscal year.

In determining total direct compensation opportunities, the Compensation Committee considers: compensation information and input, including market data, provided by its compensation consultant; the evaluation by the Board of Directors of the chief executive officer; and the chief executive officer’s performance review and recommendation for each other executive officer. The market data provides competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies that are representative of the companies with whom we compete for executive talent.

Weighting and Selection of Elements of Compensation

The Compensation Committee annually determines the mix and weightings of each of the compensation elements by considering the market compensation data as described above. Base salary is the only portion of compensation that is assured. The more senior the executive within the Company, the greater the weight allocated to bonus and long-term incentive awards. This also furthers the appropriate risk balance in encouraging executives to consider our long-term performance. While the Compensation Committee has established a framework to assure that a significant portion of aggregate target total direct compensation is at risk for senior executives, actual amounts earned depend on annual company performance as well as individual performance.

The Compensation Committee uses plan guidelines as well as its judgment and discretion in deciding the mix and value of total long-term incentive compensation. Various types of equity awards, including restricted stock and stock options, are considered to motivate executives to act like stockholders and to focus on the long-term performance of the business. Restricted stock and stock options are designed to mirror stockholder interests and make executives sensitive to upside potential and stockholder gains, as well as to downside risk, because a change in the stock price affects overall compensation.

Long-term incentives historically have been designed as performance-based awards with payout determined by Company performance and subject to adjustment based on individual performance. However, the Compensation Committee retains discretion to make awards for achievement outside of the targets set forth in the incentive plan.

Elements of Executive Compensation

We typically structure our executive compensation program using the following compensation elements:

•	Base salary;
•	Annual cash incentives (such as annual bonus awards made under the Management Compensation and Incentive Plan, which we refer to as the Annual Incentive Plan);
•	Performance-based long-term incentives (such as the equity awards made under our Long-Term Incentive Plan);
•	Other long-term incentives; and
•	Post-termination compensation (such as retirement benefits and severance and change in control arrangements).

The compensation program also includes minimal perquisites and other personal benefits (primarily a charitable contribution match in fiscal 2010 for Messrs. Nagel, Quick, and Smith). In addition, named executive officers generally participate in our health and welfare plans on the same basis as other full-time employees.

The objective for each element of compensation is described below.

Element of Compensation	Objective

Base Salary	• Provide a competitive level of secure cash compensation; and
• Reward individual performance, level of experience and responsibility.
Performance-Based Annual Incentive	• Provide variable pay opportunity for short-term performance; and
• Reward individual performance and Company or business unit performance.
Performance-Based Long-Term Incentive	• Provide variable pay opportunity for long-term performance;
• Reward individual performance and overall Company performance; and
• Align executives with interests of stockholders.
Time Vested Long-Term Incentive	• Reward value added to the Company or business unit; and
• Reward individual performance.
Post-termination Compensation	• Encourage long-term retention through pension benefits; and

•   Provide a measure of security against possible employment loss through a change in control or severance agreement in order to encourage the executive to act in the best interests of the Company and stockholders.

Base Salary

The Compensation Committee sets base salary to be competitive with the general market. The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile. For the chief executive officer, the Compensation Committee considers the peer group data described above in determining market levels. For the other executive officers, the Compensation Committee considers the market data provided by Hay Group as well as other publicly-available third-party general survey data to determine market levels.

In accordance with our “pay for performance” philosophy, Mr. Nagel’s salary of $600,000 is in the bottom quartile of the peer group and has not been increased since 2004. With respect to the other named executive officers, in October 2009 the chief executive officer recommended and the Compensation Committee approved base salary increases for fiscal 2010, effective November 1, 2009, as follows: Mr. Black’s salary was increased to $380,000 from $320,000 and Mr. Smith’s salary was increased to $225,000 from $205,000. In light of the current economic environment at that time, increases were approved only to recognize the assumption of additional responsibilities. Mr. Reece’s salary remained at $412,000 and Mr. Quick’s salary remained at $320,000. In October 2010, the chief executive officer recommended and the Compensation Committee approved no base salary increases for the named executive officers for fiscal 2011.

Annual Incentive

Performance-based annual incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant at-risk component of overall compensation. Annual incentive awards are made under the Acuity Brands, Inc. 2007 Management Compensation and Incentive Plan (the “Annual Incentive Plan”), which was approved by Acuity Brands’ stockholders at the January 2008 annual meeting. The Annual Incentive Plan is designed to motivate executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives.

At the start of a fiscal year, an individual annual incentive target, stated as a percentage of base salary, is determined for each participant. Measures of Company and business unit financial performance for the fiscal year are also determined. The actual award earned is based on the results of financial performance for the fiscal year. In addition, for Messrs. Nagel, Reece and Black, the actual award earned is subject to the application of negative discretion by the Compensation Committee. The Committee takes into account individual performance for the fiscal year in applying the negative discretion. The award, if earned, is paid in cash.

Financial Performance—General

Generally, at the beginning of the fiscal year, the Compensation Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target and maximum levels, which determine payouts. For most participants, achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance factor. However, for Messrs. Nagel, Reece and Black, achieving target financial performance would yield an award of 200% of the target amount, which is then subject to the application of negative discretion by the Compensation Committee. The target and maximum levels are structured this way for certain senior executives to comply with the requirements of Section 162(m) of the Code (see “Tax Deductibility Policy” below). Actual financial performance for the fiscal year determines the total amount of dollars available for the incentive pool for annual incentive awards to all eligible employees, including the named executive officers. Financial performance percentages are interpolated for performance falling between stated performance measures.

When deciding what financial measures to use at the start of a fiscal year, and the threshold, target and maximum levels of achievement of those measures, the Compensation Committee carefully considers the state of our business, including the prevailing economic environment, and what financial measures are most likely to focus the participants, including the named executive officers, on making decisions that deliver annual results aligned with long-term goals. The Committee considers management’s recommendations regarding the appropriate financial measures. The financial measures are chosen from an array of possible financial measures included in the Annual Incentive Plan.

Financial performance is measured separately for Acuity Brands as a whole and for our business unit, though the Committee considers overall alignment of performance goals to ensure associates are focused on and rewarded for achieving desired results. Depending on the named executive officer’s responsibilities, the calculation of his annual incentive award is measured and determined based on Company-wide performance or business unit performance, as appropriate for that named executive officer.

Fiscal 2010 Financial Performance Measures and Weighting

The performance measures and weighting for fiscal 2010 awards were established by the Compensation Committee and ratified by the Board of Directors early in fiscal 2010, based on our expectations for the fiscal year. These measures and weightings are consistent with those selected by the Committee for fiscal 2009.

Company Performance	Weighting	Business Unit Performance	Weighting

Adjusted diluted earnings per share	34%	Adjusted operating profit	34%
Adjusted consolidated operating profit margin	33%	Adjusted operating profit margin	33%
Adjusted cash flow	33%	Adjusted cash flow	33%

For Company performance, adjusted diluted earnings per share is computed by dividing net income by diluted weighted average number of shares and adjusted to exclude the impact of: (a) capital market pre-financing and/or early pay-off of the $200 million public notes due in 2010; (b) special charges associated with streamlining efforts and asset impairments; (c) the adoption of ASC Topic 260, Earnings Per Share, which provided guidance on how to allocate earnings to participating securities and compute earnings per share using the two-class method; and (d) the distortive effect of acquisitions. Adjusted consolidated operating profit margin is calculated as operating profit divided by net sales and adjusted to exclude the impact of special charges associated with streamlining efforts and asset impairments and the distortive effect of acquisitions. Adjusted cash flow is calculated as cash flow from operations, less capital expenditures, plus cash received on sale of property, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions. For business unit performance, adjusted operating profit excludes the impact of special charges associated with streamlining efforts and asset impairments and the distortive effect of acquisitions. Adjusted operating profit margin is calculated as adjusted operating profit divided by net sales. Adjusted cash flow is calculated as cash flow from operations, less capital expenditures, plus cash received on sale of property, plus or minus cash flow from foreign currency fluctuations, and excluding cash used for acquisitions.

Individual Performance

Performance of individual participants in the Annual Incentive Plan, including the named executive officers, is evaluated after the end of the fiscal year by (1) comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives and (2) considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies, such as continuous improvement.

The individual objectives for Mr. Nagel were set with the approval of the Compensation Committee. The individual objectives for the other named executive officers were set after individual discussion with the chief executive officer. The individual objectives established for the named executive officers include objectives that are common across all executives, and objectives specific to each individual’s role at our company. For example, an individual objective common for all of the named executive officers included the further development and implementation of continuous improvement (or “Lean”) processes and culture within the Company. At the end of the fiscal year, each participant, including the named executive officers, is given an individual performance management process rating (a PMP Rating), which is translated to a PMP Payout Percentage.

The maximum PMP Payout Percentage that can be earned by participants in the plan is 140%. At the end of the fiscal year, the Compensation Committee or the Board, as applicable, selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.

The table below sets forth the PMP Ratings and the possible PMP Payout Percentages for all participants for fiscal 2010.

	Range of PMP Payout
	Percentage
PMP Rating	Minimum	Maximum

Exceptional	110%	140%
Superior	85%	125%
Commendable	70%	110%
Fair	0%	70%
Unacceptable	0%	0%

Determination of Award

The level of financial performance is determined after the end of the fiscal year based on actual business results compared to the financial measures set at the beginning of the fiscal year. In addition, the chief executive officer reports to the Compensation Committee summarizing the individual performance goals and achievements of the named executive officers, including himself. The Compensation Committee considers his report in determining the awards. Under the plan, the amount of each actual annual incentive award, including the awards to the named executive officers, would be determined as follows:

Base Salary x (Annual Incentive Target % x Financial Performance Payout %) x PMP Payout %

The Annual Incentive Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2010, they were as follows: Mr. Nagel—150%; Mr. Reece—65%; Mr. Black—65%; Mr. Quick—55%; and Mr. Smith—40%.

The Financial Performance Payout Percentage at target is 100% for most participants in the Annual Incentive Plan. For Messrs. Nagel, Reece and Black, the Financial Performance Payout Percentage at target is 200%. The greater percentage is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code.

For example, for Mr. Nagel the calculation for his annual incentive award, assuming that Company performance was at target and that he received an actual PMP Rating of “commendable” equivalent to a PMP Payout Percentage of 100%, would be as follows:
$600,000 x (150% x 200%) x 100% = $1,800,000

The Compensation Committee then determines the final award by applying negative discretion as it considers appropriate in accordance with the requirements of Section 162(m) of the Code.

Fiscal 2010 Annual Incentive Award

The following table outlines the fiscal 2010 performance measures, the weighting for each performance measure and the threshold, target, maximum, and actual 2010 performance levels, as determined by the Compensation Committee. In accordance with our philosophy, the performance measures at the target level were set at a level approximately equal to the 75th percentile of longer-term financial performance for public companies in the S&P 500 and S&P 600 indexes.

The performance levels at threshold, target and maximum were derived from our long-term financial performance targets, which are in the upper quartile of financial performance for industrial companies, and therefore differed from the operating plan targets for fiscal 2010. The maximum award is designed to reward only exceptional performance.

					Actual
		Performance Objectives			Performance
($ millions, except earnings per share)	Weighting	Threshold	Target	Maximum	Fiscal 2010

Company Performance (1)
Adjusted diluted earnings per share (from continuing operations)	34%	$1.53	$1.73	$2.38	$2.08
Adjusted consolidated operating profit margin	33%	9.1%	9.7%	11.3%	10.2%
Adjusted cash flow	33%	$74	$82	$110	$139
Business Unit Performance (2)
Adjusted operating profit	34%	$148	$163	$212	$187
Adjusted operating profit margin	33%	10.3%	10.9%	12.5%	11.5%
Adjusted cash flow	33%	$148	$163	$212	$210

(1)	Under which the fiscal 2010 annual incentive awards were determined for Messrs. Nagel, Reece and Smith. As expected, the Compensation Committee exercised negative discretion in determining the final fiscal 2010 awards for Messrs. Nagel and Reece.

(2)	Under which the fiscal 2010 annual incentive awards were determined for Messrs. Black and Quick. As expected, the Compensation Committee exercised negative discretion in determining the final fiscal 2010 award for Mr. Black.

In October 2010, based on the Compensation Committee’s certification of performance with respect to fiscal 2010 annual incentive targets using information prepared by the finance department, the Board approved the Compensation Committee’s recommendations with respect to fiscal 2010 annual incentives for the named executive officers. The following table outlines the threshold, target, maximum, and actual 2010 awards earned under the Annual Incentive Plan for each of the named executive officers for fiscal 2010 as a dollar amount (in thousands).

	Annual					Actual 2010 Annual
($ in thousands)	Incentive					Incentive Award
Named Executive Officer	Target %	Threshold ($)	Target ($)	Maximum ($)		Earned ($)

Vernon J. Nagel	150	0	1,800	4,000	(1)	2,200	(2)
Richard K. Reece	65	0	536	2,250		700	(2)
Mark A. Black	65	0	494	2,075		500	(2)
Jeremy M. Quick	55	0	176	739		300
C. Dan Smith	40	0	90	378		200

(1)	The maximum award for Mr. Nagel was capped by the Annual Incentive Plan’s limit of a $4.0 million maximum award payable to an individual participant for any fiscal year.

(2)	Reflects application of negative discretion by the Compensation Committee in determining the final awards.

Based on the achievement of Company or business unit performance measures, as appropriate, and their PMP ratings, Messrs. Nagel, Reece and Black were eligible to receive annual incentive awards of $4,000,000, $1,400,000 and $1,000,000, respectively. As expected, the Compensation Committee exercised negative discretion to reduce the amount of the awards as shown in the table above.

As part of our overall “pay for performance” philosophy, we maintain an annual discretionary incentive plan covering all salaried associates who are not eligible to participate in the Annual Incentive Plan. The incentive plan is designed to reward growth and operating profit. Based on the achievement of business unit performance measures, an earned payout was attained in the amount of approximately 4% of annual base compensation for all salaried associates not eligible to participate in the Annual Incentive Plan.

Long-Term Incentives

A substantial portion of the total direct compensation of our named executive officers is delivered in the form of long-term equity, including restricted stock and stock options. Equity incentive awards are generally granted on an annual basis and are allocated based on the achievement of Company-wide financial targets and individual performance ratings. Awards are made under the Amended and Restated Acuity Brands, Inc. Long-Term Incentive Plan (the “LTIP”), which was approved by stockholders at the January 2008 annual meeting.

The purpose of the LTIP is to enable executive officers and other eligible associates to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our Company. The LTIP creates a pool of equity available for annual grants to all eligible associates, including the named executive officers. In fiscal 2010, there were approximately 200 eligible participants in the LTIP. The Committee believes that awards under the LTIP promote a long-term focus on our profitability due to the multi-year vesting period under the plan.

At the beginning of each year, the Compensation Committee selects performance criteria, upon which awards under the LTIP are based, from the range of performance measures contained in the LTIP. Specific performance goals for the fiscal year are set by the Compensation Committee.

Target awards are determined as a percentage of each executive officer’s salary. For most participants in the LTIP, achieving target Company financial performance yields an award of 100% of the target award for the participant, excluding any individual performance factor. For Messrs. Nagel, Reece and Black, achieving target Company performance yields an award of 200% of the target award. The greater percentage for these named executive officers is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code. The total long-term award payments to all eligible employees cannot exceed 8% of adjusted consolidated operating profit before expenses associated with the LTIP.

Final awards for each participant are determined by comparing actual Company performance against the established performance criteria for the year. Final awards also take into account each individual’s PMP Rating. Individual performance is evaluated in the same manner as under the Annual Incentive Plan, except that the payout factor is as follows:

PMP Rating	PMP Payout Percentage

Outstanding	Up to 150%
Above Standard	Up to 125%
Standard	Up to 100%
Below Standard	0%

The Compensation Committee selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance with calibrations made across comparable positions to achieve consistency of the percentages selected.

The dollar amount of each actual LTIP award, including the named executive officers, is determined as follows:

Base Salary x (LTIP Target % x Financial Performance Payout %) x PMP Payout %

The Compensation Committee, in its discretion, taking into account the recommendations of the chief executive officer, may increase or decrease awards under the LTIP and may approve the payment of awards where performance would otherwise not meet the minimum criteria set for payment of awards.

Each year, if an award is earned under the LTIP, the Compensation Committee determines the combination of restricted stock and stock options into which the final dollar denominated LTIP awards are converted to achieve the appropriate blend of (a) stockholder alignment, (b) compensation risk, (c) focus on long-term stock price appreciation, (d) executive retention, (e) cost effectiveness, and (f) efficient share utilization. Restricted stock generally vests over a four-year period. Dividends are paid on the restricted stock. Stock options have an exercise price equal to the closing price on the date of grant and generally vest over a three-year period.

Fiscal 2010 LTIP Awards

For fiscal 2010, the Compensation Committee determined that the performance criterion for LTIP awards was adjusted earnings per share from continuing operations which excluded the impact of: (1) any capital market pre-financing and/or early pay-off of the $200 million public notes due in 2010; (2) special charges associated with streamlining efforts and asset impairments; (3) the adoption of ASC Topic 260, Earnings Per Share, which provided guidance on how to allocate earnings to participating securities and compute earnings per share using the two-class method; and (4) the distortive effect of acquisitions. The target earnings per share was $1.80, with a threshold of $1.40 and a maximum of $2.00. The award formula payout percentage is 0% for threshold performance, 100% for target performance and 150% for maximum performance. For Messrs. Nagel, Reece and Black, the award formula payout percentage is 0% for threshold performance, 200% for target performance and 300% for maximum performance. The payout percentage used in the award formula cannot exceed 150% (300% for Messrs. Nagel, Reece and Black), even if actual performance exceeds the level of performance corresponding to the maximum payout percentage. The Compensation Committee was expected to apply negative discretion to the award for Messrs. Nagel, Reece and Black.

Annual EPS targets are typically derived from our long-term growth targets, which are in the upper quartile of financial performance for industrial companies, and often differ from annual operating plan targets. In setting the performance level for fiscal 2010, the Compensation Committee considered the October 2009 economic environment and expectations from leading third-party forecasters that new non-residential construction, one of our key markets, would experience a year-over-year percentage decline in the mid-teens. The Compensation Committee set the annual earnings per share target for fiscal 2010 to account for the economic conditions and forecasts while ensuring the targets were challenging yet obtainable.

The following table outlines the award targets and 2010 actual award values under the LTIP for each of the named executive officers for fiscal 2010 as a dollar amount (in thousands). The target and maximum awards listed for Messrs. Nagel, Reece and Black assume a financial performance payout percentage of 200% and 300%, respectively. In setting these levels, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for Messrs. Nagel, Reece and Black.

($ in thousands)	Individual
Named Executive Officer	Target %	Threshold ($)	Target ($)	Maximum ($)	Actual ($)

Vernon J. Nagel	300	0	3,600	8,100	2,800	(1)
Richard K. Reece	150	0	1,236	2,781	1,100	(1)
Mark A. Black	135	0	1,026	2,309	700	(1)
Jeremy M. Quick	90	0	288	648	335
C. Dan Smith	60	0	135	270	200

(1)	Reflects application of negative discretion by the Compensation Committee in determining final awards.

We achieved $2.08 in adjusted diluted earnings per share from continuing operations, which exceeded the maximum goal of $2.00; however, as a result of the overall LTIP pool limit of 8% of adjusted operating profit before LTIP expense, the Compensation Committee limited the overall financial performance payout percentage to 140% of target. Individual LTIP awards were made accordingly.

The following table provides details about the number of shares of restricted stock and stock options that were granted by the Compensation Committee as LTIP awards for fiscal 2010 performance. In determining the allocation of equity awards between restricted stock and stock options, the Compensation Committee considered the items (a) through (f) described above. Two-thirds of the value of the LTIP award was allocated to restricted stock, and one-third of the value was allocated to stock options. To determine the number of shares of restricted stock, the allocated value was divided by the closing price of our stock on the date of grant. To determine the number of stock options, the allocated value was divided by the Black-Scholes value of our stock on the date of grant.

				Grant Date Fair
	Number of	Number of Shares		Value of Restricted
	Shares of	Underlying	Exercise Price of	Stock and Stock
Named Executive Officer	Restricted Stock	Stock Option	Stock Option ($)	Option Award ($)

Vernon J. Nagel	36,920	55,060	$50.56	$2,800,000
Richard K. Reece	14,500	21,360	50.56	1,100,000
Mark A. Black	9,230	13,770	50.56	700,000
Jeremy M. Quick	4,420	6,590	50.56	335,000
C. Dan Smith	2,640	3,930	50.56	200,000

Under SEC rules, because the LTIP awards were granted on October 25, 2010, which was after the end of fiscal 2010, the grant date fair values for these awards are not included in the Fiscal 2010 Summary Compensation Table and the awards are not reflected in the Outstanding Equity Awards at Fiscal 2010 Year-End table. The values will be included in the Summary Compensation Table for fiscal 2011.

Special Equity Award Grants to Messrs. Reece and Smith

A special equity award was granted to Mr. Reece, our chief financial officer, to recognize his performance and contributions related to certain key strategic growth initiatives, particularly those associated with acquisition activities, for Fiscal Year 2010. The value of the special equity award was $600,000. A special equity award was also granted to Mr. Smith, our Treasurer and Secretary, in recognition of his promotion to Senior Vice President and assumption of additional job responsibilities for Fiscal Year 2010. The value of the special equity award was $150,000. The following table provides details about the number of shares of restricted stock and stock options that were granted.

				Grant Date Fair
	Number of	Number of Shares		Value of Restricted
	Shares of	Underlying	Exercise Price of	Stock and Stock
Named Executive Officer	Restricted Stock	Stock Option	Stock Option ($)	Option Award ($)

Richard K. Reece	7,910	11,800	$50.56	$600,000
C. Dan Smith	1,980	2,950	50.56	150,000

Equity Award Grant Practices

Annual equity awards under the LTIP are approved by the Compensation Committee and the Board following the end of the fiscal year. The chief executive officer may make interim equity awards from a previously approved discretionary share pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information.

Executive Perquisites

Perquisites and other personal benefits comprised a minimal portion of our executive compensation program. The only perquisite or other personal benefit provided by us to executive officers in fiscal 2010 was a Company match on charitable contributions up to $5,000 for Messrs. Nagel, Reece and Black and up to $2,500 for Messrs. Quick and Smith. In addition, Mr. Smith historically received a car allowance of $4,800 per year. Mr. Smith’s car allowance was eliminated effective November 1, 2009.

Retirement Benefits

We provide retirement benefits under a number of defined benefit retirement plans. As of December 31, 2002, we froze the pension benefits under certain plans for all participants. This means that, while participants retain the pension benefits already accrued, no additional pension benefits accrue after the effective date of the freeze. However, executives formerly covered by the frozen pension plan receive a supplemental annual contribution under a deferred compensation plan, which is designed to replace benefits lost when the pension plan was frozen.

Effective January 1, 2003, we implemented the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (the “2002 SERP”) that provides a monthly benefit equal to 1.8% of average cash compensation (base salary and annual incentive payment, using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement) multiplied by years of service as an executive officer (up to a maximum of 10 years) divided by 12. Effective January 1, 2009, the monthly benefit multiplier was increased to 1.8% from 1.6% for active participants. Benefits are generally payable for a 15-year period following retirement (as defined in the 2002 SERP). Messrs. Nagel, Reece and Black participated in the 2002 SERP in fiscal 2010. For Mr. Black, this was the first year in which he participated in the 2002 SERP.

We also maintain several deferred compensation plans which are described below under “Fiscal 2010 Nonqualified Deferred Compensation.” The plans are designed to provide eligible participants an opportunity to defer compensation on a tax-efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.

We maintain defined contribution plans (“401(k) plans”) for our eligible U.S. employees. The 401(k) plans provide for employee pre-tax contributions as well as employer matching contributions for most participants.

Change in Control Agreements

We have change in control agreements with our named executive officers that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The Board of Directors intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of our Company and our stockholders. For additional information on the change in control arrangements see “Potential Payments upon Termination—Change in Control Agreements” below.

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers.

The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control. For additional information on the severance arrangements see “Potential Payments upon Termination—Severance Agreements” below.

Equity Ownership Requirements

Our executive officers are subject to a share ownership requirement. The requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The share ownership requirement provides that, over a four-year period, the executive officers will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

Multiple of
Salary

Vernon J. Nagel	4X
Richard K. Reece	3X
Mark A. Black	3X
Jeremy M. Quick	2X
C. Dan Smith	2X

The ownership of each named executive officer that was our employee at the end of the fiscal year currently exceeds his requirement. For these purposes, ownership includes stock held directly, interests in restricted stock, restricted stock units, stock acquired through our employee stock purchase plan, and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the ownership requirements.

Tax Deductibility Policy

Section 162(m) of the Code generally limits the tax deductibility of compensation of the chief executive officer and our three other executive officers (other than our chief executive officer and our chief financial officer) who are the highest paid and employed at year-end to $1 million per year unless the compensation qualifies as “performance-based” compensation. While we do not design compensation programs solely for tax purposes, we design plans to be tax efficient where possible. However, the Compensation Committee may exercise discretion in those instances when the mechanistic approaches under tax laws would compromise the interest of stockholders. While the Compensation Committee does not intend that an executive officer will earn such an amount, the program is designed to permit the Compensation Committee to reward outstanding performance while retaining the tax deductibility of the award. The Compensation Committee continues to have the ability to use negative discretion in calculating an appropriate award. In its decision to grant discretionary restricted stock and cash awards to certain named executive officers, the Compensation Committee considered that such awards may not be deductible.

Role of Executive Officers

As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, merit increases and annual and long-term incentives, which are the basis of discussion with the Compensation Committee. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.

Meetings of the Compensation Committee are regularly attended by the chief executive officer and the corporate secretary. Frequently, the chief financial officer also attends meetings of the Committee.

EXECUTIVE COMPENSATION

Fiscal 2010 Summary Compensation Table

The following table presents compensation data for the named executive officers for fiscal 2010, 2009 and 2008, or for such shorter time period as the person has been a named executive officer.

							Change in
							Pension
							Value and
							Nonquali-
						Non-Equity	fied
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Total
Position	Year	($)	($)(1)	($)(2)	($)(2)	($)(3)	($)(4)	($)(5)	($)

Vernon J. Nagel	2010	$600,000	$-0-	$1,332,902	$667,210	$2,200,000	$935,315	$47,154	$5,782,581
Chairman, President and	2009	600,000	-0-	2,000,696	999,348	-0-	919,041	40,530	4,559,615
Chief Executive Officer	2008	600,000	-0-	1,933,920	1,038,016	3,000,000	746,460	38,446	7,356,842
Richard K. Reece	2010	412,000	-0-	467,186	233,412	700,000	257,458	8,820	2,078,876
Executive Vice President	2009	409,000	-0-	838,548	452,766	-0-	211,296	8,652	1,920,262
and Chief Financial Officer	2008	400,000	-0-	664,785	358,512	850,000	131,960	8,280	2,413,537
Mark A. Black	2010	365,000	-0-	333,226	166,803	500,000	316,415	10,080	1,691,524
Executive Vice President,	2009	315,000	-0-	673,820	380,560	-0-	-0-	34,900	1,404,280
Acuity Brands Lighting, Inc.	2008	300,000	-0-	334,407	179,256	570,000	-0-	30,600	1,414,263
Jeremy M. Quick	2010	320,000	-0-	113,866	56,534	300,000	-0-	41,206	831,606
Executive Vice President	2009	317,500	65,000	333,982	166,373	-0-	-0-	43,748	926,603
and Chief Financial Officer, Acuity Brands Lighting, Inc.	2008	310,000	-0-	512,967	157,023	525,000	965	45,044	1,550,999
C. Dan Smith(6)	2010	220,000	-0-	80,376	39,742	200,000	1,232	35,969	577,319
Senior Vice President, Treasurer, and Secretary, Acuity Brands, Inc.	2009	203,750	45,000	188,430	-0-	-0-	1,275	33,657	472,112

(1)	Represents discretionary cash bonuses paid to Messrs. Quick and Smith for fiscal 2009.

(2)	Represents the grant date fair value of restricted stock and option awards granted during the applicable fiscal year. The assumptions used to value option awards granted in and prior to fiscal 2010 can be found in Note 9 to our consolidated financial statements included in the Form 10-K for the fiscal year ended August 31, 2010. Restricted stock awards are valued at the closing price on the New York Stock Exchange on the grant date.

(3)	Represents amounts earned under the Annual Incentive Plan for the applicable fiscal year. For information about the 2010 plan, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive.”

(4)	Represents the increase in the actuarial present value of benefits under the 2002 SERP or Pension Plan C, as applicable. There are no above-market earnings for our deferred compensation plans. For more information about these plans, see “Pension Benefits in Fiscal 2010” and “Fiscal 2010 Nonqualified Deferred Compensation” below.

(5)	For fiscal 2010, includes the following:

	Non-qualified Deferred			Company Match
	Compensation Plan			on Charitable	Total All Other
	Contributions	401(k) Match	Auto Allowance	Contributions	Compensation
	($)	($)	($)	($)	($)

Mr. Nagel	$33,334	$8,820	$-0-	$5,000	$47,154
Mr. Reece	-0-	8,820	-0-	-0-	$8,820
Mr. Black	-0-	10,080	-0-	-0-	$10,080
Mr. Quick	30,800	9,156	-0-	1,250	$41,206
Mr. Smith	23,683	8,586	1,200	2,500	$35,969

(6)	Mr. Smith first became a named executive officer in fiscal 2009. Under SEC rules, we are not required to provide compensation information for an officer prior to the time he first became a named executive officer.

Fiscal 2010 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards for fiscal 2010 for each of the named executive officers. Non-equity incentive plan awards are made under the Acuity Brands, Inc. 2007 Management Compensation and Incentive Plan, and equity awards are made under the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan.

								All Other	All Other		Grant
								Stock	Option		Date
								Awards:	Awards:		Fair Value
								Number	Number		of Stock
		Estimated Possible Payouts under			Estimated Possible Payouts under			of Shares	of Securities	Exercise or Base	and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	Underlying	Price of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)(3)	(#)(3)	($/Sh)	($)(4)

Vernon J. Nagel		$-0-	$1,800,000	$4,000,000
					$-0-	$3,600,000	$8,100,000
	10/26/09								59,600	$33.49	$667,210
	10/26/09							39,800			1,332,902
Richard K. Reece		-0-	535,600	2,249,520
					-0-	1,236,000	2,781,000
	10/26/09								20,850	33.49	233,412
	10/26/09							13,950			467,186
Mark A. Black		-0-	494,000	2,074,800
					-0-	1,026,000	2,308,500
	10/26/09								14,900	33.49	166,803
	10/26/09							9,950			333,226
Jeremy M. Quick		-0-	176,000	739,200
					-0-	288,000	648,000
	10/26/09								5,050	33.49	56,534
	10/26/09							3,400			113,866
C. Dan Smith		-0-	90,000	378,000
					-0-	135,000	303,750
	10/26/09								3,550	33.49	39,742
	10/26/09							2,400			80,376

(1)	These columns show the possible payout for each named executive officer under the fiscal 2010 Annual Incentive Plan if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for Messrs. Nagel, Reece, and Black. The amounts earned under the plan for fiscal 2010 are disclosed in the Fiscal 2010 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive” for a description of the 2010 plan.

(2)	These columns show the potential value, in dollars, of the equity payout for each named executive officer under the fiscal 2010 LTIP if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for Messrs. Nagel, Reece, and Black. Target and maximum awards assume a PMP Payout Percentage of 100% and 150%, respectively. Based on Company performance compared to targeted performance measures, awards were earned under the 2010 LTIP, and grants were made on October 25, 2010. Because the grants were made after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Compensation—Long Term Incentives” for a description of the fiscal 2010 LTIP and the awards earned for fiscal 2010.

(3)	These columns show the number of restricted shares and stock options granted on October 26, 2009 to the named executive officers under the LTIP with respect to 2009 performance. The restricted stock grants vest ratably in four equal annual installments beginning one year from the grant date. Dividends are paid on the restricted shares at the same rate as for other outstanding shares. The stock options vest ratably in three equal annual installments beginning one year from the grant date.

(4)	This column shows the grant date fair value of the restricted stock and the stock options under ASC Topic 718. The grant date fair value of restricted stock awards is calculated using the closing price of our common stock on the New York Stock Exchange on the grant date. The grant date fair value of the stock options is calculated at the time of the award using the Black-Scholes Model. The following variables were used for the October 26, 2009 grants: 2.50% risk free rate, a term of 5 years, a dividend yield of 1.8%, and volatility of 41.2%.

Outstanding Equity Awards at Fiscal 2010 Year-End

The following table provides information on the holdings of stock options and restricted stock awards by the named executive officers at August 31, 2010. The table includes unexercised option awards and unvested restricted stock awards.

Each grant is shown separately for each named executive officer. The vesting schedule for each grant is shown following the table, based on the option or stock award grant date. The option exercise prices shown below are the closing market price of our common stock on the New York Stock Exchange on the grant date.

All stock options disclosed in the following table vest ratably in three equal annual installments beginning one year from the grant date. All restricted stock grants disclosed in the following table vest ratably in four equal annual installments beginning one year from the grant date.

The named executive officers earned LTIP awards for fiscal 2010; however, because these awards were granted after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Incentives” for a description of the 2010 LTIP awards that were granted on October 25, 2010.

	Option Awards
		Number				Stock Awards
		of					Number	Market
		Securities	Number				of	Value
		Under-	of				Shares	of
		lying	Securities				or Units	Shares
		Unexer-	Underlying				of Stock	or Units
		cised	Unexercised				That	of Stock
		Options	Options	Option		Stock	Have	That
	Option	Exercis-	Unexercis-	Exercise	Option	Award	Not	Have Not
	Grant	able	able	Price	Expiration	Grant	Vested	Vested
Name	Date	(#)	(#)	($)	Date	Date	(#)	($)(1)

Vernon J. Nagel	12/18/03	83,005	–0–	19.58	12/17/13
	1/20/04	181,518	–0–	21.17	1/19/14
	1/20/04	181,518	–0–	25.62 *	1/19/14
	9/29/06	181,518	–0–	37.52	9/28/16
	11/2/07	49,800	24,900	40.29	11/1/17
	10/24/08	29,934	59,866	31.96	10/23/18
	10/26/09	–0–	59,600	33.49	10/25/19
						9/29/06	9,850	$381,589
						11/2/07	24,000	929,760
						10/24/08	46,950	1,818,843
						10/26/09	39,800	1,541,852
						—
Richard K. Reece	12/1/05	60,506	-0-	26.44	11/30/15
	11/2/07	17,200	8,600	40.29	11/1/17
	10/24/08	9,500	19,000	31.96	10/23/18
	4/6/09	6,000	12,000	22.86	4/5/19
	10/26/09	-0-	20,850	33.49	10/25/19
						9/29/06	3,750	145,275
						11/2/07	8,250	319,605
						10/24/08	14,850	575,289
						4/6/09	6,750	261,495
						10/26/09	13,950	540,423
						—
Mark A. Black	11/2/07	-0-	4,300	40.29	11/1/17
	10/24/08	-0-	11,966	31.96	10/23/18
	4/6/09	-0-	16,000	22.86	4/5/19
	10/26/09	-0-	14,900	33.49	10/25/19
						9/1/06	5,000	193,700
						11/2/07	4,150	160,771
						10/24/08	9,375	363,188
						4/6/09	9,000	348,660
						10/26/09	9,950	385,463
						—

	Option Awards
		Number				Stock Awards
		of					Number	Market
		Securities	Number				of	Value
		Under-	of				Shares	of
		lying	Securities				or Units	Shares
		Unexer-	Underlying				of Stock	or Units
		cised	Unexercised				That	of Stock
		Options	Options	Option		Stock	Have	That
	Option	Exercis-	Unexercis-	Exercise	Option	Award	Not	Have Not
	Grant	able	able	Price	Expiration	Grant	Vested	Vested
Name	Date	(#)	(#)	($)	Date	Date	(#)	($)(1)

Jeremy M. Quick	8/23/05	18,151	–0–	23.71	8/22/15
	11/2/07	7,534	3,766	40.29	11/1/17
	10/24/08	4,984	9,966	31.96	10/23/18
	10/26/09	–0–	5,050	33.49	10/25/19
						9/29/06	2,775	107,504
						11/2/07	3,650	141,401
						3/27/08	2,500	96,850
						10/24/08	7,837	303,605
						10/26/09	3,400	131,716
						—
C. Dan Smith	10/26/09	–0–	3,550	33.49	10/25/19
						9/29/06	550	21,307
						11/2/07	1,600	61,984
						10/24/08	2,812	108,937
						4/6/09	2,250	87,165
						10/26/09	2,400	92,976
						—

*	The exercise price of Mr. Nagel’s option represents a 20% premium over the fair market value on the grant date.

(1)	The market value is calculated as the product of (a) $38.74 per share, the closing market price of our common stock on August 31, 2010, the last trading day of the fiscal year, multiplied by (b) the number of shares that have not vested.

Options Exercised and Stock Vested in Fiscal 2010

The following table provides information for the named executive officers on the number of shares acquired upon the exercise of stock options, the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
	Number of		Number
	Shares	Value	of Shares	Value
	Acquired on	Realized	Acquired	Realized
	Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Vernon J. Nagel	48,405	$1,348,647	37,500	$1,236,056
Richard K. Reece	–0–	–0–	21,325	732,319
Mark A. Black	22,584	287,584	13,200	469,437
Jeremy M. Quick	–0–	–0–	8,913	304,587
C. Dan Smith	–0–	–0–	3,288	118,577

(1)	The value realized is the difference between the closing market price on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

Pension Benefits in Fiscal 2010

The table below sets forth information on the supplemental retirement plan and pension benefits for named executive officers under the plans described below.

2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan.  The 2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan (the “2002 SERP”) is an unfunded, nonqualified retirement benefit plan that is offered to certain executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans. Messrs. Nagel, Reece, and Black participated in the 2002 SERP in fiscal 2010. Benefits payable under the SERP are paid for 180 months commencing on the executive’s normal retirement date, which is defined as retirement at age 60, in a monthly amount equal to 1.8% of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12. Average annual compensation is defined as the average of the executive’s salary and annual incentive payment for the three highest consecutive calendar years during the ten years preceding the executive’s retirement, death, or other termination of service. An executive is credited with one year of credited service for each plan year in which the executive serves as an executive officer of the Company on a full time basis. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the 2002 SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the 2002 SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.

Former Acuity Brands, Inc. Pension Plan C.  The Acuity Brands, Inc. Pension Plan C (“Pension Plan C”) was a qualified defined benefit retirement plan under which additional accruals were frozen effective December 31, 2002, and the assets and liabilities of Pension Plan C were merged into the Pension Plan for Hourly Employees of Emergency Lighting Division of Acuity Brands Lighting, Inc. Mr. Smith is the only named executive officer who was a participant in Pension Plan C in fiscal 2010. The accrued benefit under Pension Plan C is based on the executive’s final average compensation and credited service as of December 31, 2002. Final average compensation is defined as 1/12th of the average of the participant’s highest three consecutive years of compensation out of his last ten years of compensation. Compensation is determined by the participant’s calendar year earnings as shown in Box 1 of Form W-2, increased for earnings deferred into certain tax-qualified and nonqualified plans of Acuity Brands and decreased for certain other employer contributions or payments that might be included in Box 1 but are not considered as compensation under Pension Plan C. For participants covered by Pension Plan C on or after January 1, 1994, the normal retirement benefit under Pension Plan C is calculated as years of credited service times the sum of 1/2% of final average compensation and 1/2% of final average compensation in excess of covered compensation. The normal form of benefit payment is a single life annuity with 120 payments guaranteed. The normal retirement age as defined in Pension Plan C is age 65. Participants vest in their plan benefit after five years of credited service.

Pension Benefits Table for Fiscal 2010

The amounts reported in the table below equal the present value of the accumulated benefit at August 31, 2010, the date used by our actuaries in determining fiscal year expense. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table. Mr. Quick is not a participant in the 2002 SERP and Pension Plan C.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Vernon J. Nagel (1)	2002 SERP	8.75	$3,506,488	$–0–
Richard K. Reece (1)	2002 SERP	4.75	771,089	–0–
Mark A. Black (1)(3)	2002 SERP	4.00	316,415	–0–
Jeremy M. Quick	N/A	N/A	N/A	N/A
C. Dan Smith (2)	Pension Plan C	5.00	13,781	–0–

(1)	The accumulated benefit in the 2002 SERP is based on service and earnings (base salary and bonus, as described above) considered by the 2002 SERP for the period through August 31, 2010. The present value has been calculated assuming the benefit is payable commencing at age 60 and that the benefit is payable in 180 monthly payments as described above. The interest rate assumed in the calculation is 6.00%.

(2)	Mr. Smith’s accumulated benefit in Pension Plan C is based on service and earnings (as described above) considered by the plan for the period through December 31, 2002. The present value has been calculated assuming Mr. Smith’s benefit commences at age 65 and that the benefit is payable under the form of annuity described above. The interest rate assumed in the calculation is 6.00%. The post-retirement mortality assumption is based on the RP2000 mortality table with mortality improvements projected for 5 years and collar adjustments. At August 31, 2010, Mr. Smith is not eligible for an early retirement benefit under Pension Plan C.

(3)	Effective October 26, 2009, Mr. Black was designated as an eligible participant in the 2002 SERP. It was further designated that Mr. Black’s compensation for periods prior to his participation date shall count for purposes of calculating his SERP benefit and that his service with the corporation since September 1, 2006 shall be deemed credited service for purposes of calculating his SERP benefit. Mr. Black became vested in the plan with the completion of 3 years of credited service on September 1, 2009.

Fiscal 2010 Nonqualified Deferred Compensation

The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2010 under the plans described below.

2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan.  The 2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2005 SDSP”) is an unfunded nonqualified plan under which key employees, including the named executive officers that are not eligible to participate in the 2002 SERP, are able to annually defer up to 50% of salary and annual incentive payment as cash units. The 2005 SDSP replaced the 2001 SDSP (described below) and is designed to comply with certain new tax law requirements, including Section 409A of the Internal Revenue Code (Section 409A).

Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or in 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited to accounts to be distributed during his employment (in-service accounts) and to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed at least an additional five years in accordance with Section 409A.

Except for the period during which an executive serves as an executive officer of Acuity Brands and is eligible for the 2002 SERP, as discussed above, beginning in 2009 an executive is eligible for a Company match of 50% (increased from 25% in 2008) of his deferrals up to a maximum of 5% of compensation (salary and annual incentive payment) and is eligible for a supplemental Company contribution of 3% of compensation. Executives vest in Company contributions, made prior to January 1, 2009, 50% upon attaining age 55 and completing at least five years of service, with vesting thereafter of an additional 10% each year up to 100% with 10 years of service and Company contributions made after December 31, 2008, 30% after three years of service and increasing by 10% per year thereafter. All Company contributions are contributed to the retirement account. Vested Company contributions are only eligible to be distributed at or following termination. Messrs. Nagel and Smith receive annual company contributions to the 2005 SDSP, which are immediately vested, in replacement of benefits lost when a prior SERP and Pension Plan C were frozen.

2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan.  The 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) covers the same general group of eligible employees and operates in a similar manner to the 2005 SDSP, except that it encompasses executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments at the employee’s election, which must be in place twenty-four months prior to termination. Prior to 2006, Messrs. Nagel and Smith received annual company contributions to the 2001 SDSP, which were immediately vested, in replacement of benefits lost when a prior SERP and Pension Plan C were frozen.

Nonqualified Deferred Compensation Benefits Table for Fiscal 2010

The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2010. Messrs. Reece and Black did not participate in the plans in fiscal 2010.

		Executive	Registrant	Aggregate		Aggregate
		Contributions	Contributions	Earnings	Aggregate	Balance at
		in	in	in	Withdrawals/	2010 Fiscal
		Fiscal 2010	Fiscal 2010	Fiscal 2010	Distributions	Year End
Name	Plan	($)(1)(2)	($)(2)(3)	($)(2)(4)	($)	($)

Vernon J. Nagel	2005 SDSP	$–0–	$33,334	$5,025	$–0–	$170,616
	2001 SDSP	–0–	–0–	2,236	–0–	71,052
Richard K. Reece	N/A	N/A	N/A	N/A	N/A	N/A
Mark A. Black (5)	N/A	N/A	N/A	N/A	N/A	N/A
Jeremy M. Quick	2005 SDSP	29,167	30,800	12,319	–0–	411,094
C. Dan Smith	2005 SDSP	28,375	23,683	6,464	(19,010)	219,654
	2001 SDSP	–0–	–0–	230	–0–	7,282

(1)	Amounts shown in this column are also reported in the Fiscal 2010 Summary Compensation Table under salary (fiscal 2008, 2009 and 2010), bonus (fiscal 2009), and non-equity incentive plan compensation (fiscal 2010 and 2008).

(2)	Executives’ contributions and related earnings are 100% vested. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.

(3)	For Mr. Nagel and Mr. Smith, amounts shown in this column include contributions to the deferred compensation plan, which were immediately vested, in replacement of benefits lost when a prior SERP and Pension Plan C were frozen and are also reported as all other compensation” in the Fiscal 2010 Summary Compensation Table. For Messrs. Quick and Smith, the balance includes a supplemental company contribution equal to 3% of salary and bonus for the calendar year 2009. Messrs. Quick and Smith also have a matching company contribution equal to 50% percent of personal deferrals into the plan in calendar year 2009 with a maximum match set at 5% of salary and bonus.

(4)	None of the earnings in fiscal 2010 were considered above-market earnings, as defined by the SEC.

(5)	Mr. Black was required to forego any benefit he had accrued under the 2005 SDSP as a result of his eligibility to participate in the SERP.

Employment Arrangements

At the time we first hire an associate, we generally provide the associate with a letter outlining the effective date of his or her employment, the basic compensation arrangements for the associate’s at-will employment, any benefits to which the associate is entitled and whether the associate is entitled to participate in any severance or change in control benefits.

Pursuant to our current employment arrangements with Mr. Nagel, he receives an annual salary of $600,000 and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Nagel is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Reece, he receives an annual salary of $412,000 effective November 1, 2009, and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Reece is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Black, he receives an annual salary of $380,000 effective November 1, 2009, and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. On October 26, 2009, Mr. Black became eligible to participate in the 2002 SERP, retroactive to his hire date of September 1, 2009. Mr. Black is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Quick, he receives an annual salary of $320,000 effective November 1, 2009, and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level and coverage under the Company’s director and officer liability insurance. Mr. Quick is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Smith, he receives an annual salary of $225,000 effective November 1, 2009, and is entitled to a target annual incentive opportunity as a percentage of base salary under the Annual Incentive Plan and a target long-term incentive opportunity as a percentage of base salary under the LTIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level and coverage under the Company’s director and officer liability insurance. Mr. Smith is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Potential Payments upon Termination

We have entered into severance agreements and change in control agreements with our named executive officers. The terms of these agreements are described below.

Severance Agreements

The severance agreements for the named executive officers provide benefits to the executive in the event the executive’s employment is involuntarily terminated by us without cause.

Mr. Nagel’s agreement will also provide benefits if he terminates his employment at any time for good reason and Mr. Reece’s agreement will provide benefits if he terminates his employment for good reason after a change in control (as each such term is defined in the severance agreement).

Under the severance agreements, a good reason for termination by an executive of his employment with us means the occurrence of any of the following acts by us which has not been corrected within 30 days after written notice is given to us by the executive:

•	an adverse change in the executive’s title or position which represents a demotion;

•	requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for ‘reasonable travel’ as per the specific agreements;

•	a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in the employment letter for Mr. Nagel and below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	a material reduction in the aggregate benefits provided to the executive by us under employee benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	an insolvency or bankruptcy filing by us; or

•	a material breach by us of the severance agreement.

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•	termination is the result of an act or acts by the executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to Acuity Brands;

•	termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

•	the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by the Company.

Severance agreements provide for the terms set forth in the table below as described below:

•	monthly severance payments for the severance period in an amount equal to the executive’s then current base salary rate;

•	continuation of health care and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	a cash payment based on a predefined percentage of base salary, calculated on a pro rata basis;

•	accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

•	additional benefits, at the discretion of the Compensation Committee, including without limitation, additional retirement benefits and acceleration of long-term incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits.

The severance agreement for Mr. Nagel also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•	continued accrual during the severance period of credited service under the 2002 SERP.

The severance agreements for Messrs. Nagel and Reece also provide that the Company will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.

Change in Control Agreements

It is intended that change in control agreements will provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and its stockholders.

The change in control agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control. The change in control agreements provide two types of potential benefits to executives:

1.	Upon a change in control, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

2.	If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control (a) by us other than for cause or disability or (b) by the officer for good reason (as each term is defined in the change in control agreement), the officer will be entitled to receive:

•	a pro rata bonus for the year of termination;

•	a lump sum cash payment equal to a multiple of the sum of his base salary and annual incentive payment (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term; and

•	a cash payment representing additional months participation in our qualified or nonqualified deferred compensation plans (36 months for Mr. Nagel, 30 months for Mr. Reece and Mr. Black, 24 months for Mr. Quick, and 18 months for Mr. Smith).

The change in control agreements for Messrs. Nagel, Reece, and Black provide that the Company will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code, on any payment made to a named executive officer arising out of or in connection with his employment. In addition, the Company will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.

A change in control includes:

•	the acquisition of 20% or more of the combined voting power of our then outstanding voting securities;

•	a change in more than one-third of the members of our Board of Directors who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•	a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of the Board that the executive:

•	intentionally and continually failed to substantially perform his duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to us, monetarily or otherwise.

The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.

Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•	any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•	a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);

•	requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•	the failure by us (1) to continue in effect any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

•	the insolvency or the filing of a petition for bankruptcy by us;

•	the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and

•	a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.

Other Possible Payouts upon Death, Disability and Retirement

The following describes possible payouts upon a named executive officer’s death, disability or retirement in accordance with the terms of the relevant plans.

Death/Disability

•	Stock options vest and are exercisable to the earlier of the expiration date or one year after event. Restricted shares vest immediately.

•	Company contributions in Deferred Compensation Plans including the 401(k) and SDSP vest and are payable upon death or total and permanent disability.

Retirement

•	Vested options are exercisable to the earlier of the expiration date or five years after retirement.

Potential Payments Upon Termination Table

The table below sets forth potential benefits that each named executive officer would be entitled to receive upon termination of employment in each termination situation. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at August 31, 2010. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $38.74 on August 31, 2010.

The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans and amounts previously deferred into the deferred compensation plans.

		Accelerated	Accelerated		Estimated
	Severance	Vesting of	Vesting of	Benefit	Tax
	Amount	Stock	Restricted	Continuation	Gross-Up
Name	($)(1)	Options ($)(2)	Stock ($)(2)	($) (3)(4)(5)	($)(6)	Total ($)

Vernon J. Nagel
Change-in-Control	$8,400,000	$718,793	$4,672,044	$763,728	$-0-	$14,554,565
Involuntary	2,100,000	614,496	3,294,837	674,862	NA	6,684,195
Voluntary (Good Reason)	2,100,000	614,496	3,294,837	674,862	NA	6,684,195
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	718,793	4,672,044	NA	NA	5,390,837
Disability	NA	718,793	4,672,044	NA	NA	5,390,837
Richard K. Reece
Change-in-Control	2,780,000	428,844	1,842,087	443,568	-0-	5,494,499
Involuntary	885,800	NA	NA	58,709	NA	944,509
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	428,844	1,842,087	7,983	NA	2,278,914
Disability	NA	428,844	1,842,087	7,983	NA	2,278,914
Mark A. Black
Change- in-Control	2,200,000	413,436	1,451,783	285,049	1,158,217	5,508,485
Involuntary	817,000	NA	NA	51,918	NA	868,918
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	413,436	1,451,783	14,558	NA	1,879,777
Disability	NA	413,436	1,451,783	14,558	NA	1,879,777
Jeremy M. Quick
Change-in-Control	1,240,000	94,083	781,078	232,676	NA	2,347,837
Involuntary	656,000	NA	NA	48,847	NA	704,847
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	94,083	781,078	155,374	NA	1,030,535
Disability	NA	94,083	781,078	155,374	NA	1,030,535
C. Dan Smith
Change-in-Control	637,500	18,638	372,368	165,052	NA	1,193,558
Involuntary	315,000	NA	NA	27,017	NA	342,017
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	18,638	372,368	118,915	NA	509,921
Disability	NA	18,638	372,368	118,915	NA	509,921

(1)	For benefits related to a change-in-control, this represents a multiple of salary and the highest of current year bonus, prior year bonus, or average of bonus for last three years. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment based on a predefined percentage of base salary.

(2)	The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2010, using our closing price of $38.74 on August 31, 2010 (less the exercise price of unvested options).

(3)	Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in change-in-control agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple and unvested Company contributions in deferred compensation plans that vest upon a change in control, as follows:

	Health		Additional	Unvested
	and Welfare	Outplacement	Company	Company
Name	Benefits	Services	Contributions (CIC)	Contributions (CIC)

Vernon J. Nagel	$35,432	$-0-	$728,296	$-0-
Richard K. Reece	29,182	-0-	414,376	-0-
Mark A. Black	23,197	-0-	261,852	-0-
Jeremy M. Quick	22,462	-0-	54,840	155,374
C. Dan Smith	6,775	-0-	39,362	118,915

(4)	Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in severance agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple, as follows:

			Additional
	Health		Company
	and Welfare	Outplacement	Contributions
Name	Benefits	Services	(Severance)

Vernon J. Nagel	$23,621	$60,000	$591,241
Richard K. Reece	17,509	41,200	-0-
Mark A. Black	13,918	38,000	-0-
Jeremy M. Quick	16,847	32,000	-0-
C. Dan Smith	4,517	22,500	-0-

(5)	Unvested company contributions to the 401(k) and SDSP become fully vested upon death or permanent disability.

(6)	An excise tax gross-up is only applicable to Messrs. Nagel, Reece, and Black in the event of a change in control. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is based on an assumed effective aggregate tax rate of 36% for the executive, and assumes no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.

EQUITY COMPENSATION PLANS

The following table provides information as of August 31, 2010 about equity awards under our equity compensation plans. The table does not include 1,068,477 shares available for purchase under the Employee Stock Purchase Plan.

Number of
Securities
	Number of			Remaining Available
	Securities to			for Future Issuance
	be Issued Upon		Weighted-Average	Under Equity
	Exercise of		Exercise Price	Compensation Plans
	Outstanding		of Outstanding	(Excluding those
	Options,		Options, Warrants	Currently
Plan Category	Warrants and Rights		and Rights	Outstanding)

Equity compensation plans approved by the security holders (1)	1,500,529	(2)	$27.78	2,931,322	(3)
Equity compensation plans not approved by the security holders	N/A		N/A	N/A

Total	1,500,529			2,931,322

(1)	Includes the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan that was approved by our stockholders in January 2008 and the Nonemployee Directors’ Stock Option Plan that was approved by our sole stockholder in November 2001.

(2)	Includes 1,440,314 shares under the Long-Term Incentive Plan and 60,215 shares under the Nonemployee Directors’ Stock Option Plan as of August 31, 2009.

(3)	Includes 2,765,613 shares available for grant without further stockholder approval under the Long-Term Incentive Plan, and 165,709 shares available for grant under the Nonemployee Directors’ Stock Option Plan as of August 31, 2010. In connection with the 2007 change in our non-employee director compensation program, we will not make any further grants under the Nonemployee Directors’ Stock Option Plan.

OTHER MATTERS

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the annual meeting of stockholders expected to be held in January 2012, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 25, 2011, to us at our principal executive offices at 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309, Attention: Corporate Secretary. All such proposals should be sent by certified mail, return receipt requested.

Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with our notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder:

•	the stockholder must have given timely notice in writing to our Corporate Secretary;
•	such business must be a proper matter for stockholder action under Delaware Law;
•	if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided us with a stockholder notice (as described below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage our voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the stockholder notice; and
•	if no stockholder notice relating to the proposal has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the “Meeting Anniversary”). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected, as well as any other information required by the SEC’s proxy rules in a contested election;
•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;
•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

o	the name and address of such stockholder, as they appear on our books, and of such beneficial owner:
o	the class and number of shares of our common stock that are owned beneficially and of record by such stockholder and such beneficial owner, including any derivative positions of the stockholder;

o	information with respect to persons or entities affiliated with the stockholder and any arrangements between the affiliates and the stockholder; and
o	whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees (an affirmative statement of such intent).

In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 100 days prior to the Meeting Anniversary, a stockholder’s notice required by our By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at the principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

The preceding five paragraphs are intended to summarize the applicable provisions of our By-Laws. These summaries are qualified in their entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under “Corporate Governance.”

On August 25, 2010, the SEC adopted new rules relating to the ability of certain stockholders to nominate directors for election, often referred to as proxy access. These rules are not be applicable to our 2010 annual meeting but may provide stockholders with additional procedures for nominating directors commencing with the 2011 annual meeting.

By order of the Board of Directors,

C. DAN SMITH

Senior Vice President, Treasurer and Secretary

  PRINTED ON RECYCLED PAPER

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week. Internet and telephone voting are available through 11:59 p.m., Eastern Time, on Thursday, January 6, 2011. INTERNET http://www.proxyvoting.com/ayi Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. WO# Fulfillment# 85471-3 85474 FOLD AND DETACH HERE Please mark your votes as indicated in this example X THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” FOR ITEM 1 AND “FOR” ITEM 2 FOR WITH FOR ALL WITHHOLD ALL EXCEPTION(S)* FOR AGAINST ABSTAIN 1. Election of Directors 2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm Nominees: 01 — Gordon D. Harnett (Term expiring at 2013 annual meeting) UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR ALL” FOR ITEM 1 AND “FOR” ITEM 2 02 — Robert F. McCullough (Term expiring at 2013 annual meeting) 03 — Neil Williams (Term expiring at 2013 annual meeting) 04 — Norman H. Wesley (Term expiring at 2011 annual meeting) (INSTRUCTIONS: To withhold authority to vote for any individual nominees(s), mark the “For With Exception(s)” box and write the number of the excepted nominee(s) in the space provided below.) *Exception(s): Mark Here for Address Change or Comments SEE REVERSE Please sign below, exactly as name or names appear on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian, or corporate officer, give full title. If more than one trustee, all should sign. Date Stockholder sign here Co-Owner sign here.

ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION BALLROOM AT THE FOUR SEASONS HOTEL 75 Fourteenth Street NE, Atlanta, Georgia 11:00 a.m., Eastern Time, January 7, 2011 Parking for stockholders attending the Annual Meeting will be available at the hotel. DIRECTIONS TO THE FOUR SEASONS HOTEL From the Atlanta Airport (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets). From Northeast of Atlanta (I-85 South): Take I-85 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets). From Northwest of Atlanta (I-75 South): Take I-75 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets). From North of Atlanta (400 South): Take GA-400 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets). From South of Atlanta (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets). From East or West of Atlanta (I-20): Take I-20 to I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets). Via Arts Center MARTA transit station: When you exit the MARTA station at the Arts Center (N5), follow the signs to the West Peachtree Street exit. Turn left onto West Peachtree Street and walk against the traffic for one block to 14th Street. Turn left onto 14th Street. The hotel is on the right in the middle of the block. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. Important notice regarding the availability of proxy materials for the Annual Meeting of stockholders. The Proxy Statement and the Annual Report are available at: http://www.proxyvoting.com/ayi FOLD AND DETACH HERE PROXY ACUITY BRANDS, INC. ANNUAL MEETING OF STOCKHOLDERS, JANUARY 7, 2011 PROXY SOLICITED BY THE BOARD OF DIRECTORS The undersigned does hereby appoint VERNON J. NAGEL, RICHARD K. REECE and C. DAN SMITH, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the Annual Meeting of Stockholders of the Company to be held on January 7, 2011 at 11:00 a.m., and at any and all adjournments and postponements thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting. If you sign and return this proxy but no direction is made, this proxy will be voted FOR the election of all nominees in Item 1 and “FOR” Item 2. Address Change/Comments BNY MELLON SHAREOWNER SERVICES P.O. BOX 3 550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 85471-3 85474